Exhibit 10.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

TRACKNET MEDIA GROUP, LLC

THIS OPERATING AGREEMENT of TRACKNET MEDIA GROUP, LLC, a Delaware limited liability company (the “Company”), is entered into as of March 4, 2007 by and between CHURCHILL DOWNS INCORPORATED, a Kentucky corporation (“CDI”), CD CONTENTCO HC, LLC, a Delaware limited liability company and a wholly owned subsidiary of CDI (“CDI Sub”), MAGNA ENTERTAINMENT CORP., a Delaware corporation (“MEC”) and MEC CONTENT HOLDCO LLC, a Delaware limited liability company and a wholly owned subsidiary of MEC (“MEC Sub”).  (Unless otherwise indicated, each term used in this Agreement with initial capital letters shall have the meaning ascribed to it in Article 11.)

For and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, CDI, CDI Sub, MEC and MEC Sub desiring to be legally bound agree as follows:

ARTICLE 1
FORMATION

1.1          Formation and Name.

[a]           The Members enter into and form the Company as a limited liability company in accordance with the Act.

[b]           The name of the Company shall be TrackNet Media Group, LLC.

1.2          Term.  The “Term” of the Company shall commence on the date first above written and shall continue as set forth in Section 8.2.

1.3          Purpose and Scope.

[a]           Within the meaning and for purposes of the Act, the purpose and scope of the Company shall be the conduct of the Business and, in connection with conducting the Business, shall include any lawful action or activity permitted to a limited liability company under the Act.

[b]           [i] The Company, as the sole and exclusive agent for CDI, CDI Sub, MEC and MEC Sub and their Affiliates, will on behalf of CDI, CDI Sub, MEC and MEC Sub and their Affiliates:

1.                   Conduct the acquisition of ADW Content Rights from all Third Parties worldwide for ADW worldwide by CDI ADW and XpressBet.

2.                       Conduct the acquisition of Point to Point Content Rights from all Third Parties worldwide for Point-to-Point Simulcasting worldwide by CDI Tracks and MEC Tracks.

3.                   Conduct the acquisition of Rebate Content Rights from all Third Parties worldwide for Rebating worldwide by CDI and MEC.

4.                   Sublicense CDI and MEC ADW Content Rights to Third Parties worldwide for ADW worldwide.

5.                   Sublicense CDI and MEC Point to Point Content Rights to Third Parties worldwide for Point-to-Point Simulcasting worldwide.

6.                   Sublicense CDI and MEC Rebate Content Rights to Third Parties worldwide for Rebating worldwide.

Each of 1-6, to the extent and at the time permitted by contractual obligations existing as of the date hereof as set forth on Schedule C.

[ii] The Company will also:

7.                   Acquire ADW Content Rights from Third Parties worldwide for resale or sublicensing to Third Parties worldwide for ADW worldwide.

8.                   Acquire Point to Point Content Rights from Third Parties worldwide for resale or sublicensing to Third Parties worldwide for Point to Point Simulcasting worldwide.

9.                   Acquire Rebate Content Rights from Third Parties worldwide for resale or sublicensing to Third Parties worldwide for Rebating worldwide.

10.                 Acquire Television Rights from Third Parties worldwide for use by HRTV Entity worldwide and for redistribution by the Company to Third Parties outside the Territory.

11.      Provide settlement and collections for CDI and MEC.

12.      Improve the simulcasting production of CDI and MEC.

13.                 Conduct due diligence and implement wagering integrity processes with respect to ADW, Point to Point Simulcasting, and Rebating.

Collectively 1-13, are referred to herein as the “Business”.

[c]           CDI may, at its sole cost and expense, form or purchase CDI ADW.  MEC will provide such technology and/or services in respect of the formation and operation of CDI ADW as CDI, in its sole discretion, may reasonably request.  Any services or technology to be provided by MEC (or any affiliates thereof) shall be provided at a rate that is mutually agreeable to the parties.

1.4          Principal Office.  The Company shall have a single “Principal Office.”  The Principal Office initially shall be located at Churchill Downs in Louisville, Kentucky (with a satellite office at Santa Anita Park), and may thereafter be changed from time to time by approval of the Board of Managers upon notice to the Members.

1.5          Delaware Office and Agent.  The Company shall maintain a Delaware registered office and agent for service of process as required by the Act.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in each case as required by the Act.

1.6          Admission of Members and Additional Members.

[a]           Upon execution of this Agreement each of CDI Sub and MEC Sub is admitted as a Member.

[b]           Additional Members may be admitted as Members from time to time, with the approval of the Board of Managers and with such changes to this Agreement as agreed to by CDI, CDI Sub, MEC and MEC Sub.  The Capital Commitment (as well as the timing of required capital contributions in respect thereof) and Allocation Percentage of each Additional Member shall be determined by approval of the Board of Managers and set forth on Schedule A.  The Allocation Percentage of each Additional Member shall dilute the Allocation Percentages of the previously admitted Members in proportion to their respective Allocation Percentages as in effect immediately prior to such dilution.

[c]           A Person shall not be admitted as an Additional Member prior to the execution by such Person of a counterpart of this Agreement (including Schedule A, as updated to reflect such Person’s Interest).

[d]           Notwithstanding the foregoing provisions of this Section 1.6, the provisions of Article 7 shall apply with regard to the admission of Substitute Members.

[e]           CDI and MEC shall work together to recruit mutually agreed-upon Third Parties (such as horsemen, breeders and other industry participants) to become Additional Members of the Company.  In the event CDI and MEC are successful in recruiting mutually agreed-upon Additional Members, CDI Sub and MEC Sub will be diluted on a pro rata basis.

1.7          Names and Contact Information of the Members.  Set forth below the name of each Member on Schedule A shall be appropriate contact information for such Member (including such Member’s mailing address as well as the name or title of an individual to whom notices and other correspondence should be directed).  Each Member shall promptly provide the Company with the information required to be set forth for such Member on Schedule A and shall thereafter promptly notify the Company of any change to such information.

1.8          Additional Documents.

[a]           The Board of Managers shall cause to be executed, filed, recorded, published, or amended any documents, as the Board of Managers in their reasonable discretion determine to be necessary or advisable, (x) in connection with the formation, operation, Dissolution, winding-up, or Termination of the Company pursuant to applicable law or (y) to otherwise give effect to the terms of this Agreement.  The terms and provisions of each document described in the preceding sentence shall be initially established and shall be amended as necessary to cause such terms and provisions to be consistent with the terms and provisions of this Agreement.

1.9          Title to Property.  Title to all Company property shall be held in the name of the Company; provided, however, that publicly traded securities may be held in “street name” or through a similar arrangement with a reputable financial institution.

ARTICLE 2
CAPITALIZATION

2.1          Capital Commitments.

[a]           Initial Capital Commitments.  The Company shall be owned initially fifty percent (50%) by CDI Sub and fifty percent (50%) by MEC Sub.  Each of CDI Sub and MEC Sub will make initial capital contributions in the amount and at such times as set forth on Schedule A or such lesser amount as the Board of Managers may agree.  All Capital Commitments shall be made such that each of MEC Sub and CDI Sub contributes fifty percent (50%) of the aggregate value contributed to the Company, except as may otherwise be agreed between MEC Sub and CDI Sub.  In addition, CDI may lease certain property to the Company under the Real Property Lease.

[b]           Increased Capital Commitments.  In the event the Company revenues are insufficient to allow the Company to be self funding, any additional capital needs will be determined by the Board of Managers in accordance with Schedule A.

[c]           Rights Covenant.  Upon execution of this Agreement, CDI Sub and MEC Sub contribute or cause to be contributed and/or license or cause to be licensed to the Company their respective rights (including such rights as held by their Affiliates) as set forth on Schedule B subject to the contractual obligations existing as of the date hereof as set forth on Schedule C.

2.2          Capital Contributions.  Except to the extent set forth on Schedule B or otherwise agreed by the Members after the date of this Agreement, all capital contributions shall be in cash.

[a]           Capital Contributions in Respect of Initial Capital Commitments.  Within thirty (30) days of execution of this Agreement, each Member shall make a capital contribution equal to its initial Capital Commitment as set forth on Schedule A or such lesser amount as the Board of Managers may agree.

[b]           Capital Contributions in Respect of Increased Capital Commitments.  The Members shall make capital contributions in respect of, and in proportion to, any increase in their Capital Commitments pursuant to Section 2.1(b) and Schedule A.

2.3          Limitation on Capital Contributions.  Except as specifically provided in this Article 2 or Section 3.5(c), no Person shall be permitted or required to make a contribution to the capital of the Company.

2.4          Penalties for Failure to Make Required Contributions.  In the event that a Member fails to timely make a capital contribution as required pursuant to this Agreement (a “Defaulting Member”), the following provisions shall be applicable:

[a]           The non-Defaulting Member shall have the right (but not the obligation) to make the capital contribution in lieu of the Defaulting Member.  In such event, the Interest and Allocation Percentage of the non-Defaulting Member in the Company shall be proportionately increased, and the Interest and Allocation Percentage of the Defaulting Member proportionately decreased, as appropriate to reflect the additional capital contribution by the non-Defaulting Member.  If the default is then cured by the Defaulting Member, as permitted under this Agreement, the Defaulting Member shall have the Interests and Allocation Percentages of the Defaulting Member and the non-Defaulting Member reinstated to where they were prior to the default with an appropriate distribution to the non-Defaulting Member of the capital contribution made in lieu of the Defaulting Member.

[b]           Such Defaulting Member shall be subject to any and all penalties and remedies available at law or equity, as selected by the members of the Board of Managers who are not appointed by the Defaulting Member.

2.5          Withdrawal and Return of Capital.  No Member may withdraw any portion of its Capital Contribution or Capital Account balance.  Except as provided in Section 2.4[a] and in Articles 4 and 8, no Member shall be entitled to the return of such Member’s Capital Contribution, a distribution in respect of such Member’s Capital Account balance, or any other distribution in respect of such Member’s Interest.

2.6          Loans to the Company.  No Member shall be required to lend any money to the Company or to guaranty any Company indebtedness.

2.7          Interest on Capital.  No Member shall be entitled to interest on such Member’s Capital Contribution, Capital Account balance, or share of unallocated Profits.

2.8          Limitation of Liability; Return of Certain Distributions.

[a]           Except as otherwise required by applicable law, a Member shall have no personal liability for the debts and obligations of the Company.

[b]           A Member that receives a distribution in violation of this Agreement or that is required to be returned to the Company under applicable law shall return such distribution within thirty (30) days after demand therefor by any Member.  The Company may, with the approval of the Board of Managers, elect to withhold from any distributions otherwise payable to a Member amounts due to the Company from such Member.

[c]           Nothing in this Section 2.8 shall be applied to release any Member from (i) its obligation to make capital contributions or other payments specifically required under this Agreement or (ii) its obligations pursuant to any contractual relationship between the Company and such Member acting in a capacity other than as a Member (including, for example, as a borrower or independent contractor).

2.9          Contributed Property.  With respect to any property contributed by a Member to the Company, such Member shall provide to the Company any information reasonably requested by the Company for purposes of determining the Company’s tax basis in such property.

2.10        Seconded Personnel.  MEC and CDI shall agree on their respective personnel to be seconded or transferred to the Company and the terms thereof.  Schedule 11 of the Business Plan sets forth the organizational chart of the Company, including the names of certain personnel who are expected to fill various positions and several open positions for which no candidates have yet been identified by the Members.  CDI and MEC intend to second the personnel listed on Schedule 11 of the Business Plan immediately upon execution of this Agreement and CDI and MEC shall cooperate in good faith to determine whether they mutually agree in the future to transfer such employees to the Company instead of seconding them to the Company.  On or before the tenth (10th) day of each month, each of CDI and MEC will bill the Company for the Employee Costs incurred by CDI and MEC during the immediately preceding month for its employees seconded to the Company, prorated as appropriate for any employees seconded on a less than full time basis.  The Company shall promptly pay to CDI and MEC the amount set forth in such bills.

ARTICLE 3
PROFITS AND LOSSES

3.1          Allocations of Company Profits and Losses.

[a]           General Allocation Provisions.

[i]            Hypothetical Liquidation.  The items of income, expense, gain and loss of the Company comprising Profits or Losses for a fiscal year shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such fiscal year to equal the excess (which may be negative) of:

[A]          the hypothetical distribution (if any) that such Member would receive if, on the last day of the fiscal year, (i) all Company assets, including cash, were sold for cash equal to their Fair Market Values, taking into account any adjustments thereto for such fiscal year, (ii) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the Fair Market Value of the assets securing such liability), and (iii) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 8.3[d]; over

[B]           the sum of (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (y) such Member’s share of the Company Minimum Gain determined pursuant to Treasury Regulation Section 1.704-2(g), and (z) such Member’s share of Member Minimum Gain determined pursuant to Treasury Regulation Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described above.

[ii]           Determination of Items Comprising Allocations.

[A]          In the event that the Company has Profit for a fiscal year,

[1]           for any Member as to whom the allocation under Section 3.1(a)(i) would reduce its Capital Account, such allocation shall be comprised of a proportionate share of each of the Company’s items of expense or loss entering into the computation of Profit for such fiscal year; and

[2]           the allocation for all other Members shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Profit for such fiscal year (other than the portion of each Company item of expense and loss, if any, that is allocated in (ii)(A)(1) above).

[B]           In the event that the Company has Loss for a fiscal year,

[1]           for any Member as to whom the allocation under Section 3.1(a)(i) would increase its Capital Account, such allocation shall be comprised of a proportionate share of the Partnership’s items of income and gain entering into the computation of Loss for such fiscal year; and

[2]           the allocation for all other Members shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Loss for such fiscal year (other than the portion of each Company item of income and gain, if any, that is allocated in (ii)(B)(1) above).

[b]           Allocation Adjustments Required to Comply With Section 704(b) of the Code.

[i]            Limitation on Allocation of Losses.  There shall be no allocation of Losses to any Member to the extent that such allocation would create a negative balance in the Member’s Capital Account (or increase the amount by which the Member’s Capital Account balance is negative) unless such allocation would be treated as valid under Section 704(b) of the Code.  Any Losses that, pursuant to the preceding sentence, cannot be allocated to a Member shall be reallocated to the other Members (but only to the extent that such other Members can be allocated Losses without violating the requirements of the preceding sentence) in proportion to their respective Allocation Percentages.

[ii]           Qualified Income Offset.  If in any Fiscal Year a Member receives (or is reasonably expected to receive) a distribution, or an allocation or adjustment to the Member’s Capital Account, that creates a negative balance in such Account (or increases the amount by which the balance in such Account is negative), there shall be allocated to the Member such items of Company income or gain as are necessary to satisfy the requirements of a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b).

[iii]          Member Nonrecourse Deductions.  In accordance with the provisions of Treasury Regulation Section 1.704-2(i), each item of Member Nonrecourse Deduction shall be allocated among the Members in proportion to the economic risk of loss that the Members bear with respect to the nonrecourse liability of the Company to which such item of Member Nonrecourse Deduction is attributable.

[iv]          Minimum Gain Chargeback.  This Section 3.1(b)(iv) hereby incorporates by reference the “minimum gain chargeback” provisions of Treasury Regulation Section 1.704-2.  In general, upon a reduction of the Company’s Minimum Gain, the preceding sentence shall require that items of income and gain be allocated among the Members in a manner that reverses prior allocations of Nonrecourse and Member Nonrecourse Deductions as well as reductions in the Members’ Capital Account balances resulting from distributions that, notwithstanding Section 3.2, are allocable to increases in the Company’s Minimum Gain.  Subject to the provisions of Section 704 of the Code and the Treasury Regulations thereunder, if the Board of Managers determine at any time that operation of such “minimum gain chargeback” provisions likely will not achieve such a reversal by the conclusion of the liquidation of the Company, such Members shall adjust the allocation provisions of this Section 3.1 as necessary to accomplish that result.

[v]           Allocations Subsequent to Certain Allocation Adjustments.  Any special allocations of items of Profit or Loss pursuant to Section 3.1(b)(i) or (ii) shall be taken into account in computing subsequent allocations pursuant to Section 3.1(a) so that, for each Member, the net amount of any such special allocations and all allocations pursuant to Section 3.1(a) shall, to the extent possible and taking into account any adjustments previously made pursuant to Section 3.1(g), be equal to the net amount that would have been allocated to such Member pursuant to the provisions of Section 3.1(a) without application of Section 3.1(b)(i) or (ii).

[c]           Book - Tax Accounting Disparities.  If Company property is reflected in the Capital Accounts of the Members at a value that differs from the adjusted tax basis of such property (whether because such property was contributed to the Company by a Member or because of a revaluation of the Members’ Capital Accounts under Treasury Regulation Section 1.704-1(b)), allocations of depreciation, amortization, income, gain or loss with respect to such property shall be made among the Members in a manner which takes such difference into account in accordance with Code Section 704(c) and the Treasury Regulations issued thereunder.

[d]           Allocations in Event of Transfer.  If an Interest is Transferred in accordance with this Agreement, allocations of Profits and Losses as between the transferor and transferee shall be made using any method selected by the Board of Managers and permitted under Section 706 of the Code.

[e]           Adjustment to Capital Accounts for Distributions of Property.  If property distributed in kind is reflected in the Capital Accounts of the Members at a book value that differs from the Fair Market Value of such property at the time of distribution, the difference shall be treated as Profit or Loss on the sale of the property and shall be allocated among the Members in accordance with the provisions of this Section 3.1.

[f]            Tax Credits and Similar Items.  Any tax credits or similar items not allocable pursuant to Section 3.1(a) through (e) shall be allocated to the Members in proportion to their respective Allocation Percentages.  Notwithstanding the preceding sentence, if Company expenditures that give rise to tax credits also give rise to Member Nonrecourse Deductions, the tax credits attributable to such expenditures shall be allocated in accordance with Treasury Regulation Section 1.704-1(b)(4)(ii).

[g]           Reallocation of Certain Losses.  To the extent that: (i) Losses which otherwise would have been allocated to a Member under this Section 3.1 were allocated to one or more other Members pursuant to Section 3.1(b)(i) or any other provision of this Agreement that prohibits the allocation to a Member of Losses which would reduce such Member’s Capital Account balance below a specified amount; (ii) such allocation has not been reversed pursuant to the subsequent operation of Section 3.1(b)(v) or this Section 3.1(g); and (iii) the Member thereafter returns a distributed amount as required under Section 2.8 or otherwise makes a contribution to the capital of the Company, the Capital Accounts of the Members shall be adjusted in connection with such return or contribution (to the extent of the value thereof) to effect a reallocation, in reverse order, of such Losses to the Member.  The foregoing adjustment shall be made in an equitable manner on a going forward basis, without amending any prior tax return that has already been filed.

3.2          Compliance with Regulations.  In allocating gains, losses and other items, the Company shall comply with the applicable provisions of the Treasury Regulations under Section 704 of the Code.

3.3          Allocation of Liabilities.  Solely for purposes of determining the Members’ respective shares of the nonrecourse liabilities of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in Company Profits shall be equal to the ratio that such Member’s Allocation Percentage bears to the aggregate Allocation Percentages of the Members.

3.4          Modifications to Preserve Underlying Economic Objectives.  If, in the opinion of counsel to the Company, there is a change in the Federal income tax law (including the Code as well as the Treasury Regulations, rulings, and administrative practices thereunder) which makes it necessary or prudent to modify the allocation provisions of this Article 3 in order to preserve the underlying economic objectives of the Members as reflected in this Agreement, the Board of Managers shall make the minimum modification necessary to achieve such purpose.

3.5          Withholding Taxes.

[a]           The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by law (as determined by the Board of Managers in their reasonable discretion).  Except as otherwise provided in this Section 3.5, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 4.1.  An amount shall be considered withheld by the Company if, and at the time, remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the Board of Managers as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.

[b]           To the extent that operation of Section 3.5(a) would create a negative balance in a Member’s Updated Capital Account or increase the amount by which such Updated Capital Account balance is negative, the amount of the deemed distribution shall instead be treated as a loan by the Company to such Member, which loan shall be payable upon demand by the Company and shall bear interest at a floating rate equal to the prime rate as announced from time to time by the Bank, compounded daily.

[c]           In the event that the Board of Managers determine in their reasonable discretion that the Company lacks sufficient cash available to pay withholding taxes in respect of a Member, one or more of the Members may, in their sole and absolute discretion (but only with the consent of the Board of Managers), make a loan or capital contribution to the Company to enable the Company to pay such taxes.  Any such loan shall be full-recourse to the Company and shall bear interest at a floating rate equal to the prime rate as announced from time to time by the Bank, compounded daily.  Notwithstanding any provision of this Agreement to the contrary, any loan (including interest accrued thereon) or capital contribution made to the Company by a Member pursuant to this Section 3.5(c) shall be repaid or returned as promptly as is reasonably possible.

[d]           Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member; moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable for any excess taxes withheld in respect of such Member’s Interest and that, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

[e]           Taxes withheld by third parties from payments to the Company shall be treated as if withheld by the Company for purposes of this Section 3.5.  Such withholding shall be deemed to have been made in respect of all the Members in proportion to their respective allocative shares under this Article 3 of the underlying items of Profit to which such third party payments are attributable.  In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Board of Managers to offset the prior operation of this Section 3.5(e) in respect of such withheld taxes.

[f]            In the event that the Company is required to recognize income or gain for income tax purposes under Section 684 of the Code (or a similar provision of State or local law) in respect of an in-kind distribution to a Member, then, solely for such income tax purposes, to the maximum extent permitted by applicable law (as determined by the Board of Managers in their reasonable discretion), the income or gain shall be allocated entirely to such Member.

ARTICLE 4
DISTRIBUTIONS

4.1          Operating Distributions.  Except as otherwise provided in this Agreement, distributions prior to the Dissolution of the Company shall be made in accordance with this Section 4.1 and each Member actually receiving amounts pursuant to a specific distribution by the Company shall receive a pro rata share of each item of cash or other property of which such distribution is constituted (based upon such Member’s Allocation Percentage).

[a]           Mandatory Tax Distributions.

[i]            The Company shall distribute to each Member, not later than 90 days after the close of each Fiscal Year, an amount of cash equal to the sum of the following.

[A]          The product of the Tax Percentage for such Fiscal Year and such Member’s allocated share of the Company’s net long-term capital gain (as defined in Section 1222(7) of the Code) for such Fiscal Year as shown on the Company’s Federal income tax return (subject to the modification described in Section 4.1(a)(iii)); and
[B]           The product of the Tax Percentage for such Fiscal Year and such Member’s allocated share of the Company’s net ordinary income and net short-term capital gain (as defined in Section 1222(5) of the Code) for such Fiscal Year as shown on the Company’s Federal income tax return (subject to the modification described in Section 4.1(a)(iii)).

[ii]           For purposes of this Section 4.1(a): (x) the “Tax Percentage” with respect to each specific item of net long-term capital gain shall be the highest blended Federal and State marginal income tax rate applicable to such specific item of net long-term capital gain recognized by a corporation doing business, in the State with the highest marginal corporate income tax rate applicable to items of net long-term capital gain; and (y) the “Tax Percentage” with respect to items of net ordinary income and net short-term capital gain shall be the highest blended Federal and State marginal income tax rate applicable to ordinary income recognized by a corporation doing business, in the State with the highest marginal corporate income tax rate applicable to items of ordinary income.  In all cases, the highest marginal income tax rate shall be the highest statutory rate applicable to the specific type of income or gain in question and shall be determined without regard to phaseouts of deductions or similar adjustments; moreover, a corporate franchise tax imposed in lieu of an income tax shall be treated as an income tax.  The Board of Managers, acting in their reasonable discretion, may adjust the determination of Tax Percentages pursuant to this Section 4.1(a)(ii): (x) as necessary to ensure that the distribution required to be made to each Member pursuant to Section 4.1(a)(i) for any Fiscal Year is not less than such Member’s actual Federal and State income tax liability in respect of allocations made to such Member by the Company for such Fiscal Year; or (y) to reflect any city or other local income tax to which any Member or Members may be subject; provided, however, that the Tax Percentage with regard to a particular type of income or gain shall in all events be the same percentage for all Members.

[iii]          For purposes of calculating the Company’s net income and gain under clause (i), above, there shall be disregarded any items of loss, expense or deduction the ultimate deductibility of which may, in respect of any Member or equityholder of a Member, be subject to limitation under Section 67 of the Code.

[iv]          For purposes of determining whether the Company has satisfied its distribution obligation under Section 4.1(a)(i), all cash distributions made during a Fiscal Year shall be treated as distributions made pursuant to Section 4.1(a)(i) in respect of such Fiscal Year (except to the extent that such distributions were required to satisfy the obligations of the Company under Section 4.1(a)(i) in respect of one or more prior Fiscal Years, in which case such distributions shall be treated as having been made pursuant to Section 4.1(a)(i) in respect of such prior Fiscal Year or Years).

[v]           At the election of the Board of Managers, no distribution shall be required pursuant to Section 4.1(a)(i) in respect of any Fiscal Year if the Company does not have the funds necessary to make the distributions.

[b]           Discretionary Distributions. In addition to the distributions provided for in Section 4.1(a), the Board of Managers may cause the Company to distribute cash or property to the Members, in proportion to the Members’ respective Allocation Percentages, at such times and in such amounts as the Board of Managers shall determine.

4.2          Liquidating Distributions.  Notwithstanding the provisions of Section 4.1, cash or property of the Company available for distribution upon the Dissolution of the Company (including cash or property received upon the sale or other disposition of assets in anticipation of or in connection with such Dissolution) shall be distributed in accordance with the provisions of Section 8.3.

4.3          Limitation on Distributions.  No distribution shall be made to a Member pursuant to Section 4.1 if and to the extent that such distribution would: (i) create a negative balance in the Updated Capital Account of such Member or increase the amount by which such Updated Capital Account balance is negative; (ii) cause the Company to be insolvent; (iii) render the Member liable for a return of such distribution under applicable law; or (iv) result in a Member receiving rights with respect to ADW Content Rights, Point to Point Content Rights or Rebate Content Rights it did not contribute to the Company.

4.4          No Right to Distributions of Property.  Except as otherwise provided in this Agreement, a Member shall have no right to require that distributions to such Member consist of any specific item or items of property.

ARTICLE 5
MANAGEMENT AND ADMINISTRATION

5.1          Management Powers and Authority of the Board of Managers.  Except as otherwise specifically provided in this Agreement:

[a]           The Company and its business shall be managed, controlled and operated exclusively by the Board of Managers consisting of four (4) Managers, who shall be the “managers” of the Company within the meaning Section 18-101(10) of the Act and shall have all of the powers and authority in respect of the Company permitted to managers under the Act;

[b]           CDI Sub and MEC Sub shall each appoint two (2) Managers to serve on the Board of Managers who shall be employees of CDI and MEC, respectively; provided that no such appointee may be the chairman of either CDI or MEC.

[c]           CDI Sub shall have the right to designate the first chairperson who shall serve until December 31, 2008.  After December 31, 2008, the chairperson of the Board of Managers shall rotate annually between a Manager designated by CDI Sub and a Manager designated by MEC Sub, unless the party with the right to designate the chairperson agrees otherwise.  The chairperson shall preside at meetings of the Board of Managers and Members, but the chairperson will be a non-executive position and will not have any operational or management duties.

5.2          Wagering Security and Integrity Standards.  Within sixty (60) days of formation, the management of the Company will provide to the Board of Managers for review and approval the Wagering Security and Integrity Standards.  The Wagering Security and Integrity Standards will be revisited and updated by the Board of Managers on an annual basis.

5.3          Management and Operations.  The Company shall generally conduct its business as follows:

[a]           All actions taken and decisions made by the Board of Managers must be approved unanimously by all members of the Board of Managers.  In taking such actions and making such decisions, the Board of Managers and each member thereof shall act in their sole and absolute discretion, except as otherwise expressly stated in this Agreement.  The Board of Managers shall make all decisions that are customarily made by a board of directors of a corporation and shall authorize the management of the Company to operate the Company in accordance with the terms set forth in this Agreement.

[b]           The Board of Managers shall each year approve an annual operating budget and annual capital budget (the 2007 annual budgets will commence as of the date of this Agreement, with calendar year budgets thereafter).  Any modification to the annual operating budget or annual capital budget must be approved by the Board of Managers.  The initial annual budget is set forth as Schedules 1 and 1-1 of the Business Plan.  The capital budget shall be agreed to by the Members within sixty (60) days of the execution of this Agreement and set forth as Schedule 1-2 of the Business Plan.

[c]           As an agent of HRTV Entity, the Company shall use its Best Efforts to collect fees to help cover the costs of producing and distributing television and other video (the “Television Fees”) with respect to the ADW Content Rights, Point to Point Content Rights and Rebate Content Rights it sublicenses to Third Parties as specifically set forth in this Agreement or the Business Plan or as otherwise agreed by the Board of Managers.  In connection with approving the annual budgets, the Board of Managers after consultation with HRTV Entity shall determine the percentage amount to be charged as Television Fees to be calculated as a percentage of handle or takeout or otherwise.  The Television Fees shall be revisited and updated on an annual basis by the Board of Managers.  The Television Fees for 2007 (for all race meets commencing after the date hereof but on or prior to November 15, 2007) are addressed or set forth on Schedules 2, 3 and 4 of the Business Plan.  The Television Fees will be collected by the Company on behalf of HRTV Entity and paid over to HRTV Entity.

[d]           The Board of Managers must approve any modifications to the Wagering Security and Integrity Standards.

[e]           The Board of Managers must approve any modifications to the Territory Point to Point Distribution Policies and Procedures, the Territory ADW Distribution Policies and Procedures, the Rebate Distribution Policies and Procedures, the Territory Point to Point Acquisition Policies and Procedures, the Territory ADW Acquisition Policies and Procedures, the Territory Rebate Acquisition Policies and Procedures, the Territory Television Acquisition Policies and Procedures, the Non-Territory Policies and Procedures, and the Policies and Procedures for Acquiring Territory Content for use Outside the Territory, as set forth in Schedules 2-10 of the Business Plan.

[f]            The approval of the Board of Managers shall be required for (i) the appointment of the Chief Executive Officer (who may be the same as the chief executive officer of HRTV Entity), the Chief Financial Officer and any employee or consultant who will earn total compensation in a year in excess of $50,000, whether hired by the Company or seconded to the Company, and (ii) any increase in Employee Costs for any employee, whether such employee has been seconded to or is employed by the Company.

[g]           The approval of the Board of Managers shall be required for any contract obligating the Company in an amount greater than $50,000 or without a ninety (90) day right of termination, in each case other than contracts which are consistent with the Territory Point to Point Distribution Policies and Procedures, the Territory ADW Distribution Policies and Procedures, the Rebate Distribution Policies and Procedures, the Territory Point to Point Acquisition Policies and Procedures, the Territory ADW Acquisition Policies and Procedures, the Territory Rebate Acquisition Policies and Procedures, the Territory Television Acquisition Policies and Procedures, the Non-Territory Policies and Procedures, and the Policies and Procedures for Acquiring Territory Content for use Outside the Territory.

[h]           The approval of the Board of Managers shall be required for the standard form simulcast agreement used by the Company and any simulcast contract that is not consistent with the Territory Point to Point Distribution Policies and Procedures, the Territory ADW Distribution Policies and Procedures, the Rebate Distribution Policies and Procedures, the Territory Point to Point Acquisition Policies and Procedures, the Territory ADW Acquisition Policies and Procedures, the Territory Rebate Acquisition Policies and Procedures, the Territory Television Acquisition Policies and Procedures, the Non-Territory Policies and Procedures, and the Policies and Procedures for Acquiring Territory Content for use Outside the Territory.

[i]            All simulcast import agreements for ADW Import Content, Point to Point Import Content and Rebate Import Content, and simulcast export agreements for ADW Export Content, Point to Point Export Content and Rebate Export Content entered into pursuant to this Agreement shall not be executed by the Company on its own behalf, but rather shall be executed by the Company as agent for the applicable CDI Track(s), MEC Track(s), XpressBet and/or CDI ADW.  All rights and obligations under the simulcast import agreements and simulcast export agreements entered into pursuant to this Agreement shall be rights and obligations of the applicable CDI Track(s), MEC Track(s), XpressBet and/or CDI/ADW, and shall not be rights or obligations of the Company.

[j]            The approval of the Board of Managers shall be required for any expansion of the scope of the Business of the Company.

[k]           The approval of the Board of Managers shall be required for the initiation or settlement of any litigation.

[l]            The approval of the Board of Managers shall be required for any acquisitions or dispositions of significant assets or businesses or the formation of any partnerships or joint ventures.

5.4          Content Rights Pricing.  Subject to applicable regulatory approvals, approvals that may be required from the relevant party’s horsemen’s group and contractual obligations existing as of the date hereof as set forth on Schedule C, the pricing parameters set forth in Schedules 2, 3, 4, 5, 6, and 7 of the Business Plan shall be used to determine pricing for (i) CDI and MEC ADW Content Rights, CDI and MEC Point to Point Content Rights and CDI and MEC Rebate Content Rights provided to Third Parties worldwide for ADW, Point to Point Simulcasting and Rebating worldwide and (ii) ADW Content Rights, Point to Point Content Rights, and Rebate Content Rights acquired from Third Parties worldwide for ADW, Point to Point Simulcasting, and Rebating by CDI and MEC worldwide.

5.5          Simulcast Production.  By September 30, 2007, the management of the Company will deliver to the Board of Managers for review and approval a plan to improve the simulcast production of CDI and MEC ADW Content Rights, Point to Point Content Rights and Rebate Content Rights including through the pooling of resources, equipment and personnel into the Company.

5.6          Host and Related Fees.

[a]           The Company shall not be responsible for paying host, source market, or sub-licensing fees with respect to ADW Content Rights, Point to Point Content Rights, and Rebate Content Rights it acquires for CDI or MEC.  Notwithstanding the foregoing, the Company, in connection with the settlement functions described in Section 5.18, may act as agent for CDI, MEC or their respective racetracks and/or advance deposit wagering operations in connection with the payment or collection of such fees.

[b]           The Company shall promptly pay to CDI and MEC, as applicable, any host and source market fees received by the Company with respect to their respective ADW Export Content, Point to Point Export Content and Rebate Export Content.

5.7          Management Team.  The Company shall have a full time management team that is separate from its Members headed by a Chief Executive Officer and such other officers as determined by the Board of Managers and shall operate in accordance with the parameters set by the Board of Managers.  In addition to executing the tasks identified above in Section 1.3(b)(1)

through (13), the Company’s management team shall also be responsible for such other tasks as determined by the Board of Managers.

5.8          Managers’ Power to Bind the Company.

[a]           Notwithstanding any provision of this Agreement to the contrary, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Company by the Chief Executive Officer and another officer of the Company shall be deemed to have been duly executed; no Member’s or Manager’s signature shall be required in connection with the foregoing and Third Parties shall be entitled to rely upon the aforesaid power to bind the Company without otherwise ascertaining that the requirements of this Agreement have been satisfied.

[b]           The Company is authorized to file with any governmental entity, on behalf of itself and the Members, a certificate or similar instrument that evidences the power of the Chief Executive Officer and another officer to bind the Company as set forth in the preceding paragraph (a).

5.9          Duties to the Company.

[a]           A Member shall not utilize any assets of the Company other than for the exclusive benefit of the Company, a purpose reasonably related to protecting such Member’s Interest (in a manner not inconsistent with the interests of the Company), or to comply with the requirements of applicable law.

[b]           The Managers shall devote to the Company such time, effort and attention as shall be reasonably necessary to ensure that the Company and its business are diligently and prudently managed.

5.10        Officers.  The Board of Managers may appoint, replace and remove, from time to time, Company officers, who shall otherwise serve in office until the next succeeding December 31 and to whom the Board of Managers shall delegate such powers, authority and duties in respect of the Company as the Board of Managers shall determine consistent with this Agreement.

5.11        Manager and Member Expenses.

[a]           General.  Except as otherwise provided in Section 2.10 or this Section 5.11, neither CDI, MEC nor any Member shall be reimbursed for expenses incurred on behalf of, or otherwise in connection with, the Company.  Any reimbursement paid by a third party for expenses actually reimbursed by the Company shall be retained by (or paid over by the recipient thereof to) the Company.

[b]           Managers.  Managers shall be reimbursed for expenses incurred on behalf of the Company only with the approval of the Board of Managers.

5.12        Tax Matters Partner.

[a]           General.  The Tax Matters Partner is hereby designated the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code.  Except to the extent specifically provided in the Code or the Treasury Regulations (or the laws of other relevant taxing jurisdictions), the Tax Matters Partner (after receiving the approval of the Board of Managers) shall have exclusive authority to act for or on behalf of the Company with regard to tax matters, including the authority to make (or decline to make) any available tax elections.

[b]           Partnership Classification for Tax Purposes.  Except to the extent otherwise required by applicable law (disregarding for this purpose any requirement that can be avoided through the filing of an election or similar administrative procedure), the Tax Matters Partner shall cause the Company to take the position that the Company is a “partnership” for Federal, State and local income tax purposes and shall cause to be filed with the appropriate tax authorities any elections or other documents necessary to give due legal effect to such position.  A Member shall not file (and represents that it has not filed) any income tax election or other document that is inconsistent with the Company’s position regarding its classification as a “partnership” for applicable Federal, State and local income tax purposes.

[c]           Notice of Inconsistent Treatment of Company Item.  No Member shall file a notice with the United States Internal Revenue Service under Section 6222(b) of the Code in connection with such Member’s intention to treat an item on such Member’s Federal income tax return in a manner which is inconsistent with the treatment of such item on the Company’s Federal income tax return unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Tax Matters Partner with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Tax Matters Partner shall reasonably request.

[d]           Notice of Settlement Agreement.  Any Member entering into a settlement agreement with the United States Department of the Treasury which concerns a Company item shall notify the Tax Matters Partner of such settlement agreement and its terms within 60 days after the date thereof.

5.13        Records and Financial Statements; Compliance with Laws

[a]           The Company shall maintain true and proper books, records, reports, and accounts in accordance with generally accepted principles and practices of accounting consistently applied, in which shall be entered all transactions of the Company.  The Company shall also maintain all schedules referenced in this Agreement and shall update such schedules promptly upon receipt of new information relating thereto, subject to the approval of the Board of Managers.  Copies of such books, records, reports, accounts and schedules shall be located at the Principal Office and shall be available to any Member for inspection and copying, upon at least two business days’ notice, during reasonable business hours; provided, however, that items of highly confidential Company information may be withheld from a Member to the extent reasonably necessary to protect Company interests as determined by the Board of Managers in their reasonable discretion.

[b]           Within forty-five (45) days after the end of each Fiscal Year, the Company shall furnish to each Member the following, which shall be audited by a firm of independent certified public accountants approved by the Board of Managers: (i) a balance sheet of the Company, (ii) an income statement of the Company, (iii) a statement of cash flows of the Company, and (iv) the Capital Account balance of each Member.  In addition, within sixty (60) days after the end of each Fiscal Year, the Company shall supply all information reasonably necessary to enable the Members to prepare their Federal and State income tax returns and (upon request therefor) to comply with other reporting requirements imposed by law.  Within twenty (20) days after the end of each quarter, the Company shall furnish to each Member the following, which shall be unaudited but prepared in accordance with generally accepted accounting principles and practices consistently applied: (i) a balance sheet of the Company, (ii) an income statement of the Company, (iii) a statement of cash flows of the Company, and (iv) the Capital Account balance of each Member.

[c]           The Company shall conduct its Business in compliance with applicable laws and shall provide such information, and shall grant to the Members and their attorneys, accountants and other representatives such access to the books, records, other information and personnel of the Company, as is reasonably necessary for the Members to comply with applicable laws, including without limitation, the securities laws in general and the Sarbanes-Oxley Act of 2002 in particular.

5.14        Valuation of Company Assets and Interests.

[a]           General.  In the event that the fair market value of a Company asset or Interest must be determined for purposes of this Agreement, such value shall be determined by the Board of Managers, acting in good faith.

[b]           Dispute.  In the event that the Board of Managers is unable to determine such value, the matter shall be submitted for determination to a qualified Third Party valuation expert acceptable to the Board of Managers.

[c]           Binding Effect.  The value of any Company asset or Interest determined pursuant to this Section 5.14 shall be binding upon the Company and the Members and shall establish the “Fair Market Value” of such asset or Interest for all purposes under this Agreement.

5.15        Removal or Resignation of Managers.   A Manager may be removed for any reason upon the notice of such removal by the Member appointing such Manager and may voluntarily resign as a Manager upon providing thirty (30) days advance written notice of such resignation to the Board of Managers.

5.16        Vacancies.  A vacancy in the Board of Managers caused by the removal, resignation or Permanent Incapacity of a Manager shall be filled by the Member who originally appointed the Manager.

5.17        Meetings of the Board of Managers.

[a]           Meetings of the Board of Managers may be called by any Manager.  Any such meeting shall be held at a reasonable time and place on not less than two (2) days notice,

which notice shall include an agenda of items to be considered at the meeting.  Reasonable accommodation shall be made for any Manager who elects to attend a meeting via telephonic or similar means pursuant to which all Persons attending the meeting can hear one another.  Minutes of the meeting shall be prepared at the direction of the Board of Managers.

[b]           Any action of the Board of Managers may be taken by written consent of all the Managers.

5.18        Settlement and Collections. Within one hundred twenty (120) days of formation of the Company, the management of the Company will provide to the Board of Managers for review a proposal pursuant to which the Company will provide settlement services to CDI, MEC and other members of the pari-mutuel industry.  After review and consideration of the proposal, the Board of Managers shall determine whether or not to accept the proposal.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1          Wagering Security and Integrity Standards.  CDI represents and warrants that it will cause CDI ADW and the CDI Tracks to comply with the Wagering Security and Integrity Standards within ninety (90) days after approval of the Wagering Security and Integrity Standards by the Board of Managers.  MEC represents and warrants that it will cause XpressBet and the MEC Tracks to comply with the Wagering Security and Integrity Standards within ninety (90) days after approval of the Wagering Security and Integrity Standards by the Board of Managers.

6.2          Other Ventures and Activities.

[a]           Each Member acknowledges that the other Members and their respective Affiliates are involved in other business, financial, investment and professional activities other than the Business and activities within the scope of Section 1.3(b).  Except as specifically set forth in Section 5.9: (i) neither the Company, CDI, MEC nor the Members shall have any right by virtue of this Agreement or the existence of the Company in and to such ventures or activities or to the income or profits derived therefrom; and (ii) the Members and their Affiliates shall have no duty or obligation to make any reports to the Members or the Company with respect to any such ventures or activities.

[b]           The Members acknowledge that a Member may be prohibited from taking action for the benefit of the Company: (i) due to confidential information acquired or obligations incurred in connection with a permitted outside activity under this Section 6.2; or (ii) in connection with activities undertaken prior to the date of such Member’s admission to the Company.  No Person shall be liable to the Company, CDI, MEC or any Member for any failure to act for the benefit of the Company in consequence of a prohibition described in the preceding sentence.

6.3          Confidentiality.  All information provided to the Members or their Affiliates by or on behalf of the Company or a Member concerning the business or assets of the Company or any Member or its Affiliates in connection with the activity of the Company shall be deemed strictly confidential and shall not, without the prior consent of the Board of Managers, be

(i) disclosed to any Person (other than a Member, CDI or MEC) or (ii) used by a Member other than for a Company purpose or a purpose reasonably related to protecting such Member’s Interest or the business of such Member (in either case in a manner not inconsistent with the interests of the Company).  The Board of Managers consent to the disclosure by each Member of Company information to such Member’s accountants, attorneys and similar advisors bound by a duty of confidentiality.  The foregoing requirements of this Section 6.3 shall not apply to a Member with regard to any information that is currently or becomes: (i) required to be disclosed pursuant to applicable law, including the rules and regulations of the Securities and Exchange Commission or the rules of Nasdaq, the Toronto Stock Market or any other stock market on which securities of a Member, CDI or MEC are listed (but only to the extent of such requirement); (ii) required to be disclosed in order to protect such Member’s Interest (but only to the extent of such requirement and only after consultation with the Board of Managers); (iii) publicly known or available in the absence of any improper or unlawful action on the part of such Member; or (iv) known or available to such Member other than through or on behalf of the Company or a Member.  For purposes of this Section 6.3, Company information provided by one Member to another shall be deemed to have been provided on behalf of the Company.  The Company and the Board of Managers shall similarly refrain from disclosing any confidential information furnished by a Member pursuant to this Section 6.3.

6.4          Disclosures.  Each Member shall furnish to the Company upon request any information with respect to such Member reasonably determined by the Board of Managers to be necessary or convenient for the formation, operation, Dissolution, winding-up, or Termination of the Company, and any such information which is confidential shall be treated as such by the Company and the Members.

6.5          ADW Licenses.  Recognizing that some states require an ADW platform to be licensed in order to process or accept wagers from residents of such state and that some states require an ADW platform to enter into a contract with a racetrack and/or horsemen’s group within such state in order to obtain a license, CDI and MEC shall each use its Best Efforts to cooperate such that such licenses for CDI ADW and XpressBet are obtained and, if reasonably necessary, its Controlled racetracks shall serve as “host” tracks for the other’s ADW platform.

6.6          Racing Cooperatives.  MEC shall cause the MEC Tracks to withdraw from any racing cooperative in which any MEC Track is a member at the earliest practical date following execution of this Agreement and in any event by no later than June 30, 2007, provided, however, with respect to the Meadows no later than seven (7) months after the date of this Agreement.  CDI shall cause the CDI Tracks to withdraw from any racing cooperative in which any CDI Track is a member at the earliest practical date following execution of this Agreement and in any event by no later than June 30, 2007.

6.7          Rebate Platform.  CDI and MEC shall cooperate to develop a plan on or before September 30, 2007 to jointly enter Rebating during 2007.  CDI and MEC shall not conduct Rebating individually during 2007 without prior approval of the other party.

6.8          Fee Payment.  Each of CDI and MEC acknowledges that it is directly responsible for and shall pay directly its proportion of any host, source market or sublicensing fees with respect to ADW Content Rights, Point to Point Content Rights or Rebate Content Rights

acquired by the Company for CDI or MEC, respectively, and shall indemnify and hold harmless the Company from and against any damage, deficiency, loss, action, judgment, cost or expense (including reasonable attorneys’ fees) arising out of or related to such fees.  For greater clarity, the proportion of host, source market or sub-licensing fees paid by CDI and MEC will be determined by the amount of handle wagered through CDI Outlets and MEC Outlets rather than by CDI and MEC’s Allocation Percentages.

6.9          Florida Alternative Gaming.  MEC covenants that it will not fund or otherwise support, directly or indirectly, any organization or initiative in opposition to an Article X Referendum.  MEC further covenants that it will not make any public statement in opposition to an Article X Referendum.  The term “Article X Referendum” shall mean a county-wide referendum conducted in Miami-Dade County, Florida in accordance with Article X, Section 23 of the Florida Constitution seeking to authorize slot machines at Calder Race Course and such other pari-mutuel facilities as conducted live racing or games within Miami-Dade County in calendar years 2002 and 2003.  The covenants of MEC set forth in this Section 6.9 shall terminate immediately if: (a) Calder Race Course ceases to be a CDI Track, or CDI or any Affiliate of CDI enters into a definitive sale or other disposition agreement (including without limitation any option agreement) which if consummated or exercised will result in Calder Race Course ceasing to be a CDI Track, or (b) this Agreement terminates for any reason.

6.10        Florida Legislation.  CDI and MEC shall cooperate in proposing a single bill to the 2007 Florida legislature concerning horse racing industry issues in the State of Florida that seeks to accomplish the following:  [i] permit thoroughbred horse race tracks which act as the Hub Distributor to contract with and distribute Point to Point Content Rights to other pari-mutuel wagering facilities in South Florida ( i.e. Dade and Broward Counties) including all horse race tracks on a year round basis, [ii] permit thoroughbred horse race tracks in Florida to conduct live racing after 7:00 p.m. local Florida time, and [iii] permit the operation of card rooms at pari-mutuel wagering facilities in Florida including all horse race tracks on all days, including days on which live pari-mutuel races or games do not take place and at all times of the day.

6.11        California Import Covenant.

[a]           CDI and MEC will work together and use Best Efforts to change the existing California horse racing simulcasting law to eliminate the existing restriction on the number of simulcast horse races that can be imported into California.

[b]           When MEC has the two race track votes (Northern and Southern California) regarding import simulcasting of horse races under California law, (x) MEC will coordinate with the Company and use its Best Efforts to cause the importing into California of Point to Point Export Content consisting of a number of horse races greater than was imported in 2006 (or in the case of Fair Grounds, in 2005) (prioritized based on the Host Track Groups in Schedule 12 of the Business Plan but with equal priority within each such Host Track Group), and (y) MEC will import into California no less than the number of CDI horse races imported into California during the same period in 2006 (or in the case of Fair Grounds, in 2005), provided in either case of (x) and (y) there is no significant change in the race dates, post times or quality of such races.

[c]           Schedule 13 of the Business Plan also sets forth certain other policies and procedures of the Company related to California horse racing.  For purposes of this Section 6.11, the B and B+ Host Track Groups (as set forth on Schedule 12 of the Business Plan) will be considered a single Host Track Group.

6.12        Certain Member Representations and Covenants.

[a]           Each Member hereby represents that, with respect to its Interest:  (i) it is acquiring or has acquired such Interest for purposes of investment only, for its own account (or a trust account if such Member is a trustee), and not with a view to resell or distribute the same or any part thereof; and (ii) no other Person has any interest in such Interest or in the rights of such Member under this Agreement (other than a shareholder or other owner of an interest in the Member by virtue thereof or a spouse having a community property or similar interest under applicable law.)  Each Member also represents that it has the business and financial knowledge and experience necessary to acquire its Interest on the terms contemplated herein and that it has the ability to bear the risks of such investment (including the risk of sustaining a complete loss of all its capital contributions) without the need for the investor protections provided by the registration requirements of the Securities Act.

[b]           Except to the extent set forth in a notice provided to the Company, each Member hereby represents that allocations, distributions and other payments to such Member by the Company are not subject to tax withholding under the Code.  Each Member shall promptly notify the Company in the event that any allocation, distribution or other payment previously exempt from such withholding becomes or is anticipated to become subject thereto.

[c]           Each Member acknowledges that certain provisions of this Agreement (including Sections 6.2 and 9.1) have the effect of limiting the fiduciary duties or obligations of some or all Members to the Company and the other Members under applicable law.  Each Member hereby represents that it has carefully considered and fully understands each such provision and has made an informed decision to consent thereto.

[d]           Each Member hereby represents that: (i) it is a corporation or limited liability company validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite power and authority to own, lease and use its assets and carry on its business as and in the places where such assets are owned, leased or used or such business is conducted; (ii) it has full corporate or limited liability company power and authority to enter into this Agreement and consummate the transactions contemplated hereby and this Agreement and the other documents contemplated by this Agreement have been duly authorized by all requisite corporate or limited liability company action of such Member, have been duly executed and delivered by such Member and constitute the valid and binding obligation of such Member enforceable in accordance with their terms; and (iii) it is and shall be during the Term in compliance with all material laws, statutes, rules or regulations applicable to such Member or its assets or business and it shall not be under indictment or grand jury subpoena with respect to any criminal investigation pursuant to which it has been identified as a target.

6.13        Avoidance of Publicly Traded Partnership Status.

[a]           Except to the extent otherwise set forth in a notice provided to the Company, each Member hereby represents that at least one of the following statements with respect to such Member is true and will continue to be true throughout the period during which such Member holds an Interest:

[i]            Such Member is not a partnership, grantor trust or S corporation for Federal income tax purposes;

[ii]           With regard to each Beneficial Owner of such Member, the principal purposes for the establishment and/or use of such Member do not include avoidance of the one hundred (100) partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii); or

[iii]          With regard to each Beneficial Owner of such Member, not more than 75 percent of the value of such Beneficial Owner’s interest in such Member is attributable to such Member’s Interest.

[b]           In the event that a Member’s representation pursuant to Section 6.13(a) shall at any time fail to be true, or the information set forth in a notice provided by such Member to the Company pursuant to Section 6.13(a) shall change, such Member shall promptly (and in any event within 10 days) notify the Company of such fact and shall promptly thereafter deliver to the Company any information regarding such Member and its Beneficial Owners reasonably requested by counsel to the Company for purposes of determining the number of the Company’s “partners” within the meaning of Treasury Regulation Section 1.7704-1(h).

[c]           Each Member acknowledges that the Board of Managers will rely upon such Member’s representations, notices and other information as set forth in this Section 6.13 for purposes of determining whether proposed Transfers of Interests may cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and that failure by a Member to satisfy its obligations under this Section 6.13 may cause the Company to be treated as a corporation for Federal, State or local tax purposes.

6.14        Acquired ADW Platform.  If CDI or MEC directly or indirectly acquires 5% or more of the ownership interest of an ADW platform or business, any ADW Content Rights, Point to Point Content Rights, Rebate Content Rights or Television Rights owned or licensed by the acquired ADW platform or business (collectively, the “Acquired Rights”) shall be licensed or transferred to the Company under the terms and conditions of this Agreement such that the Acquired Rights would be available to both CDI and MEC (and HRTV Entity in the case of Television Rights) under the same terms and conditions.  If all or any portion of the Acquired Rights may not be so licensed or transferred to the Company because of contractual restrictions binding on the acquired ADW platform or business, the acquiring party shall cause the acquired ADW platform or business, and CDI ADW or XpressBet, as applicable, to (i) not process or accept any wagers on the applicable Acquired Rights and (ii) not license or transfer the applicable Acquired Rights to any Third Party, in each case, until such contractual restrictions have been eliminated and the Acquired Rights licensed or transferred to Company.

6.15        Permitted Communications.  Neither CDI, CDI Sub, MEC nor MEC Sub shall make any public statement(s) without prior approval of the other parties with regard to (i) the Company, or (ii) any other party in connection with any business venture or proposed business venture between the parties, except as may be required by law or regulation or the disclosure rules and regulations of the SEC, NASDAQ or the Toronto Stock Exchange.

6.16        ADW Name.  Without the prior approval of the Board of Managers, which consent may be withheld in the Board of Managers’ sole and absolute discretion, neither CDI nor MEC shall operate its advance deposit wagering business under a name similar to the name under which the Company or HRTV Entity is now or hereafter operated.  In addition, MEC covenants that on or before April 27, 2007 MEC will cause Horse Racing TV, Inc. to change its name to a name that is not similar to “Horse Racing TV” or “HRTV”.

6.17        CDI Guaranty; MEC Guaranty.

[a]           CDI hereby absolutely and unconditionally guarantees to the Company, MEC and MEC Sub, their respective successors and permitted assigns, the due prompt and punctual performance of all obligations of, and the prompt payment when due at all times hereafter of any and all amounts owed by, CDI Sub under this Agreement (including any extensions, modifications and amendments hereof) to the Company, MEC or MEC Sub (the “CDI Sub Obligations”).  Each of the Company, MEC and MEC Sub shall have the right of immediate recourse against CDI for full and immediate performance or payment of the CDI Sub Obligations at any time after the CDI Sub Obligations, or any part thereof, have not been performed or paid in full when due.  This is a guaranty of payment, not of collection, and CDI therefore agrees and acknowledges that the Company, MEC and MEC Sub shall not be obligated, prior to seeking recourse against or receiving payment from CDI, to take any of the following actions (although any of the Company, MEC or MEC Sub may, at its option, do so in whole or in part) all of which CDI hereby unconditionally waives:  [i] take any steps whatsoever to collect from CDI Sub or file any claim of any kind against CDI Sub, take any steps whatsoever to accept, perfect a security interest in, or foreclosure or realize on, collateral security, if any, securing or for payment of the CDI Sub Obligations or any guaranty of the CDI Sub Obligations; or [ii] in any other respect exercise diligence in collecting or attempting to collect any of the CDI Sub Obligations by any means.  CDI unconditionally and irrevocably waives each and every defense which, under principles of guaranty or surety law, would operate to impair or diminish the liability of CDI to the Company, MEC or MEC Sub hereunder.  CDI unconditionally waives: [i] any subrogation to the rights of the Company, MEC or MEC Sub against CDI Sub until all of the CDI Sub Obligations have been satisfied in full; and [ii] any acceptance of this guaranty.  This guaranty by CDI is personal to the Company, MEC and MEC Sub and cannot be assigned without the express written approval of CDI, which may be withheld in CDI’s sole discretion.

[b]           MEC hereby absolutely and unconditionally guarantees to the Company, CDI and CDI Sub, their respective successors and permitted assigns, the due prompt and punctual performance of all obligations of, and the prompt payment when due at all times hereafter of any and all amounts owed by, MEC Sub under this Agreement (including any extensions, modifications and amendments hereof) to the Company, CDI or CDI Sub (the “MEC Sub Obligations”).  Each of the Company, CDI and CDI Sub shall have the right of immediate recourse against MEC for full and immediate performance or payment of the MEC Sub

Obligations at any time after the MEC Sub Obligations, or any part thereof, have not been performed or paid in full when due.  This is a guaranty of payment, not of collection, and MEC therefore agrees and acknowledges that the Company, CDI and CDI Sub shall not be obligated, prior to seeking recourse against or receiving payment from MEC, to take any of the following actions (although any of the Company, CDI or CDI Sub may, at its option, do so in whole or in part) all of which MEC hereby unconditionally waives:  [i] take any steps whatsoever to collect from MEC Sub or file any claim of any kind against MEC Sub, take any steps whatsoever to accept, perfect a security interest in, or foreclose or realize on, collateral security, if any, securing or for payment of the MEC Sub Obligations or any guaranty of the MEC Sub Obligations; or [ii] in any other respect exercise diligence in collecting or attempting to collect any of the MEC Sub Obligations by any means.  MEC unconditionally and irrevocably waives each and every defense which, under principles of guaranty or surety law, would operate to impair or diminish the liability of MEC to the Company, CDI or CDI Sub hereunder.  MEC unconditionally waives:  [i] any subrogation to the rights of the Company, CDI or CDI Sub against MEC Sub until all of the MEC Sub Obligations have been satisfied in full; and [ii] any acceptance of this guaranty.  This guaranty by MEC is personal to the Company, CDI and CDI Sub and cannot be assigned without the express written approval of MEC, which may be withheld in MEC’s sole discretion.

6.18        Termination.  Each of CDI and MEC agrees to serve notice to terminate any existing agreement related to ADW Export Content set forth on Schedule C that has provisions allowing termination by CDI or MEC upon thirty (30) days notice, at the earliest possible date but in any case by no later than May 5, 2007.

6.19        Breeders’ Cup.  In the event that any CDI Track or any MEC Track is host to the Breeders’ Cup Championship Day races, CDI and MEC, as the case may be, shall cause the applicable CDI Track or MEC Track to include in its agreement with Breeders’ Cup that the ADW Content Rights, Point to Point Content Rights and Rebate Content Rights for the Breeders’ Cup Championship Day races will be licensed and made available to all CDI Outlets and all MEC Outlets at pricing no less advantageous to the CDI or MEC Outlets than the pricing provided to a comparable distribution channel of any other Third Party.

6.20        Ownership.  Each of CDI and MEC agrees to directly or indirectly beneficially own all of the ownership interests in CDI Sub and MEC Sub, respectively.

ARTICLE 7
TRANSFERS AND WITHDRAWALS

7.1          Transfers of Interests.

[a]           A Member shall not Transfer all or any portion of its Interest without the prior consent of the Board of Managers, which consent may be withheld in the Board of Managers’ sole and absolute discretion.

[b]           Unless admitted as a Member in accordance with the provisions of this Agreement, the transferee of all or any portion of an Interest shall not be a Member, but instead shall be subject to the provisions of Section 7.4.

[c]           In connection with each Transfer of an Interest:  (i) the transferor and transferee shall execute and deliver to the Company a written instrument of transfer in form and substance reasonably satisfactory to the Board of Managers and (ii) the transferee shall execute and deliver to the Company a written instrument pursuant to which the transferee assumes all obligations of the transferor associated with the transferred Interest and otherwise agrees to comply with the terms and provisions of this Agreement.

[d]           In connection with each Transfer, the transferring Member shall provide to the Company either: (i) an opinion of counsel to such transferring Member satisfactory in form and substance to counsel for the Company with respect to the matters referred to in Section 7.1(j); or (ii) sufficient information to allow counsel to the Company to make a determination that the proposed Transfer will not result in any of the consequences referred to in Section 7.1(j).

[e]           In the event of any Transfer which results in multiple ownership of a Member’s Interest, the Board of Managers may require that one or more trustees or nominees be designated to represent all or a portion of the Interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement and for the purpose of exercising all rights of the transferees under this Agreement.

[f]            In the event a Member Transfers (or proposes to Transfer) all or any portion of its Interest, all reasonable legal and other out-of-pocket expenses incurred by the Company on account of the Transfer (or proposed Transfer) shall be paid by such Member.  Following the effective date of any Transfer, the transferor and transferee shall be jointly and severally liable for all such expenses.

[g]           Except as otherwise specifically provided in this Agreement or with the consent of the Board of Managers, all economic attributes of a transferor Member’s Interest (such as the Member’s Capital Commitment, Capital Contribution, Allocation Percentage, Capital Account balance, and obligation to return distributions or make other payments to the Company) shall carry over to a transferee in proportion to the percentage of the Interest so transferred.

[h]           Once all other conditions to the Transfer of a Member’s Interest have been satisfied, such Transfer shall be effective as of: (x) the Close of Business on the last day of the next ending fiscal quarter of the Company; or (y) such other time as shall be jointly selected by the Board of Managers, the transferor and the transferee.

[i]            Notwithstanding any provision of this Agreement to the contrary, a Member or Withdrawn Member shall not, by virtue of having Transferred all or any portion of its Interest, be relieved of any obligations arising under this Agreement; provided, however, that a Member or Withdrawn Member shall be relieved of such obligations to the extent that: (x) such relief is approved by the Board of Managers (which approval may be withheld by the Board of Managers in their sole and absolute discretion); and (y) such obligations are assumed by another Member or Person admitted to the Company as a Substitute Member.

[j]            Notwithstanding any provision of this Agreement to the contrary, there shall be no Transfer of an Interest unless such Transfer will not: (i) give rise to a requirement that the Company register under the Securities Act; (ii) otherwise subject the Company, a Member, or any equityholder, member, director, officer, or employee of a Member to additional regulatory requirements under Federal, State, local or foreign law, compliance with which would subject the Company or such other Person to material expense or burden (unless each such affected Person consents to such Transfer); (iii) constitute a transaction effected through an “established securities market” within the meaning of Treasury Regulation Section 1.7704-1(b) or otherwise cause the Company to be a “publicly traded partnership” within the meaning of Section 7704 of the Code; (iv) effect a termination of the Company under Section 708 of the Code (but only if such termination would result in material adverse consequences to the Company or any Member under Federal, state or local law); or (v) violate any law, regulation or other governmental rule, or result in a violation thereof by the Company, a Member, or any equityholder, member, director, officer, or employee of a Member.

[k]           Any Transfer in violation of this Article 7: (i) shall be null and void as against the Company and the other Members; and (ii) shall not be recognized or permitted by, or duly reflected in the official books and records of, the Company.  The preceding sentence shall not be applied to prevent the Company from enforcing any rights it may have in respect of a transferee arising under this Agreement or otherwise (including any rights arising under Section 10.8).

[l]            Solely for purposes of this Article 7 (other than Section 7.1(g)), an Interest shall be deemed to include any Derivative Company Interest held, issued or created by a Member, Assignee or other Person.

7.2          Withdrawal/Removal of a Member.

[a]           A Member shall not withdraw from the Company or otherwise elect to cease to be a Member without the approval of the Board of Managers.

[b]           A Member shall not be removed from the Company without its consent.

7.3          Procedures Following Member Withdrawal/Removal.  A Member that withdraws or is removed from the Company (including via a deemed withdrawal) in accordance with the provisions of Section 7.2 or otherwise ceases to be a member of the Company under the Act (each a “Withdrawal Event” and a “Withdrawn Member”) shall be treated as an Assignee and, accordingly, shall have the rights and obligations of an Assignee as described in Section 7.4.  Subject to the preceding sentence, a Withdrawn Member shall not be entitled to any redemption of its Interest, distribution or payment in connection with its Withdrawal Event or otherwise in consequence of its status as a Withdrawn Member.

7.4          Status of Assignees.

[a]           Notwithstanding any provision of this Agreement to the contrary, an Assignee shall not be admitted to the Company as a Substitute Member without the consent of the Board of Managers, which consent may be withheld in the Board of Managers’ sole and absolute discretion.

[b]           All rights and privileges associated with an Assignee interest in the Company shall be derived solely from the Member interest of which such rights and privileges were previously a component part.  No Assignee shall hold, by virtue of such Assignee’s interest in the Company, any rights and privileges that were not specifically transferred to such Assignee by the prior holder of such interest.  No Member, Assignee or other rights or privileges arising under this Agreement or the Act shall apply with respect to a notional or constructive interest in the Company, without regard to whether such interest constitutes a Derivative Company Interest.

[c]           Subject to Section 3.1(d), an Assignee that holds an interest in the Company shall be entitled to receive the allocations attributable to such interest pursuant to Article 4, to receive the distributions attributable to such interest pursuant to Articles 4 and 8, and to Transfer such interest in accordance with the terms of this Article 7.  Notwithstanding the preceding sentence, the Company and the Members shall incur no liability for allocations and distributions made in good faith to a transferor until a valid written instrument of Transfer has been received by the Company and recorded on its books and the effective time of the Transfer has passed.

[d]           To the extent otherwise applicable to the interest in the Company that has been transferred to an Assignee, the Assignee shall be subject to, and bound by, all of the terms and provisions of this Agreement that inure to the benefit of the Company or any Member (without regard to whether such Assignee has executed a written instrument of Transfer as described in Section 7.4(c) or an assumption of obligations as described in Section 7.1(c)).  Without limitation on the preceding sentence, an Assignee that holds an interest in the Company shall be responsible for any unpaid Capital Commitment and obligation to return distributions or make other payments to the Company associated with such interest and shall comply with the provisions of Sections 6.3, 6.4 and 10.14.

[e]           Solely to the extent necessary to give effect to the Assignee rights and obligations set forth in Section 7.4(c) and (d), an Assignee shall be treated as a Member for purposes of this Agreement.

[f]            An Assignee shall not, solely by virtue of its status as such, hold any non-economic rights in respect of the Company.  Without limitation on the preceding sentence, an Assignee’s interest in the Company shall not entitle such Assignee to participate in the management, control or operation of the Company or its business, act for the Company, bind the Company under agreements or arrangements with third parties, or vote on Company matters.  An Assignee shall not have any right to receive or review Company books, records, reports or other information.  An Assignee shall not hold itself out as a Member in any forum or for any purpose; provided, however, that, to the extent necessary to maintain consistency with the Company’s income tax returns, reports, and other filings, an Assignee shall take the position that it is a Member (or “partner”) solely for income tax purposes.

7.5          Transfers of Racetracks.  In the event CDI or MEC voluntarily divests its Control of the racing and wagering activities of Churchill Downs Racetrack or Arlington Park, in the case of CDI, or Gulfstream Park or Santa Anita, in the case of MEC (such party, a “Divesting Party”), to a Third Party who continues to operate such track as a horse racing track, the Divesting Party shall require, as a condition of the voluntary divestiture, that the party assuming

Control of the racing and wagering activities of such CDI Track or MEC Track, as the case may be, agree in writing to comply with all terms and conditions of this Agreement as if the divested track were still a CDI Track or MEC Track, as the case may be, for the shorter of (i) twenty four months following the consummation of the divestiture, or (ii) such time as such party assuming Control permanently ceases to conduct live horse racing at such track.  The provisions of this Section 7.5 shall apply to all voluntary divestitures of Control, including without limitation, the sale of a racetrack or of an equity interest in the entity operating the racetrack, the voluntary termination of a lease, management agreement or other contractual arrangement, or any other voluntary action that results in a loss of Control.

ARTICLE 8
DISSOLUTION AND LIQUIDATION

8.1          Dissolving Events.  The Company shall be Dissolved upon the occurrence of any of the following events:

[a]           Expiration of the Company’s Term;

[b]           Failure of the Company to have at least one Member;

[c]           Permanent cessation of the Company’s Business;

[d]           An election to Dissolve the Company executed by all members of the Board of Managers;

[e]           Any other event which results in a mandatory Dissolution of the Company under the Act;

[f]            The continuation of a Deadlock of the Board of Managers or the Members, as applicable, for a period of twelve (12) consecutive months;

[g]           At the election of a Member when another Member or its ADW business is subject to a Change of Control Transaction, which election may be made only within the ninety (90) day period following such event;

[h]           At the election of the other Member, upon the Bankruptcy, Dissolution or Termination of a Member, which election may be made only within the ninety (90) day period following such event;

[i]            At the election of the other Member, if a Member or its Affiliate has materially breached this Agreement or any of the Auxiliary Agreements or the Business Plan, which election may be made only within the ninety (90) day period following notice of such event under Section 10.13 and such breach is not cured as provided in Section 10.13 hereof; or

[j]            Any other event or circumstance agreed to by the Members.

8.2          Term and Unwind Provision.

[a]           The term of this Agreement shall be until five (5) years after the date of this Agreement (the “Initial Term”), subject to such earlier termination as the parties may mutually agree or as set forth in this Article 8.  The Initial Term plus the applicable Twelve Month Extension or the One Hundred Twenty Day Extension (as defined below) is the “Term”.

[b]           In the event that the Company is not extended beyond the Initial Term, then the parties shall continue to operate the Company and to exchange content pursuant to the terms hereof and pursuant to the CDI/MEC Content Exchange Agreement for a period of twelve (12) months after the Initial Term (the “Twelve Month Extension”).

[c]           In the event that the Company is Dissolved in accordance with the terms hereof prior to the expiration of the Initial Term, then the parties shall continue to operate the Company and to exchange content pursuant to the terms hereof and pursuant to the CDI/MEC Content Exchange Agreement for a period of one hundred twenty (120) days from the date of such Dissolution (the “One Hundred Twenty Day Extension”).  During the One Hundred Twenty Day Extension, the parties shall arrange for the orderly liquidation of the Company as set forth in Section 8.3 of this Agreement.

[d]           During the Twelve Month Extension, the parties shall arrange for the orderly liquidation of the Company as set forth in Section 8.3 of this Agreement.  During the first three months of the Twelve Month Period, CDI and MEC will determine who between them will have the exclusive right of first negotiation for the services of the existing employees and executives of the Company (i.e. the nonseconded personnel of the Company) as follows:  MEC will identify one executive / employee of the Company for whom MEC will have exclusive right of first negotiation.  Then CDI will identify two executives / employees of the Company for whom CDI will have exclusive right of first negotiation.  Then MEC and CDI will alternate identifying one executive / employee of the Company for whom either CDI or MEC will have exclusive right of first negotiation until all the executives / employees of the Company have been so identified.  CDI and MEC will each then have the exclusive right as between each other to negotiate the employment by CDI or MEC, as appropriate, of the identified executives / employees of the Company until the conclusion of the eighth month of the Twelve Month Period.  Beginning on the first day of the ninth month of the Twelve Month Period, either CDI or MEC may attempt to negotiate the employment of any executive / employee of the Company who has not yet been retained by either CDI or MEC.

8.3          Winding Up and Liquidation.

[a]           Upon Dissolution of the Company, the Board of Managers shall promptly wind up the affairs of, liquidate and Terminate the Company.  In furtherance thereof, the Board of Managers shall: (i) have all of the administrative and management rights and powers of the Board of Managers (including the power to bind the Company); and (ii) be reimbursed for Company expenses it reasonably incurs.  Following Dissolution, the Company shall sell or otherwise dispose of assets determined by the Board of Managers to be unsuitable for distribution to the Members, but shall engage in no business activities other than the Business except as may be necessary, in the reasonable discretion of the Board of Managers, to preserve the value of the Company’s assets during the period of winding-up and liquidation.  In any event, the Board of Managers shall use its Best Efforts to prevent the period of winding-up and liquidation of the Company from extending beyond the date which is two (2) years after the Company’s date of Dissolution.  At the conclusion of the winding-up and liquidation of the Company, the Board of Managers shall: (i) designate one Person (who shall be a Member unless the parties otherwise agree) to hold the books and records of the Company (and to make such books and records available to the Members on a reasonable basis) for not less than six years following the Termination of the Company under the Act; and (ii) execute, file and record, as necessary, a certificate of termination or similar document to effect the Termination of the Company under the Act and other applicable laws.

[b]           Distributions to the Members in liquidation may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Board of Managers, provided, however, the rights granted to the Company by the Members under Section 2.1(c) shall terminate and vest in the contributing Member along with the relevant export and import agreements entered into by the Company as agent related thereto.  Distributions in kind shall be valued at Fair Market Value as determined by the Board of Managers in accordance with the provisions of Section 5.14 and shall be subject to such conditions and restrictions as may be necessary or advisable in the reasonable discretion of the Board of Managers to preserve the value of the property so distributed or to comply with applicable law.

[c]           The Profits and Losses of the Company during the period of winding-up and liquidation shall be allocated among the Members in accordance with the provisions of Article 3.  If any property is to be distributed in kind, the Capital Accounts of the Members shall be adjusted with regard to such property in accordance with the provisions of Section 3.1(e).

[d]           Upon Dissolution, the assets of the Company (including proceeds from the sale or other disposition of any assets during the period of winding-up and liquidation) shall be applied as follows:

[i]            First, to repay any indebtedness of the Company, whether to third parties or the Members, in the order of priority required by law;

[ii]           Next, to any reserves which the Board of Managers reasonably deems necessary for contingent or unforeseen liabilities or obligations of the Company (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and

[iii]          Next, to the Members in proportion to their respective positive Capital Account balances (after taking into account all adjustments to the Members’ Capital Accounts required under Section 8.3(c)).

[e]           Except as otherwise specifically provided in this Agreement, a Member shall have no liability to the Company or to any other Member or to any Third Party in respect of a negative balance in such Member’s Capital Account during the term of the Company or at the conclusion of the Company’s Termination.

ARTICLE 9
LIABILITY AND INDEMNIFICATION

9.1          Liability.  Except as otherwise specifically provided in this Agreement, no Indemnified Person shall be personally liable for the return of any contributions made to the capital of the Company by the Members or the distribution of Capital Account balances.  Except to the extent that Material Misconduct on the part of an Indemnified Person shall have given rise to the matter at issue, such Indemnified Person shall not be liable to the Company or the Members for any act or omission concerning the Company.  Without limitation on the preceding sentence, except to the extent that such action constitutes Material Misconduct, an Indemnified Person shall not be liable to the Company or to any Member in consequence of voting for, approving, or otherwise participating in the making of a distribution by the Company pursuant to Article 4 or 8.  An Indemnified Person shall not be liable to the Company or the Members for losses due to the acts or omissions of any independent contractor, employee or other agent of the Company unless such Indemnified Person was or should have been directly involved with the selection, engagement or supervision of such Person and the actions or omissions of such Indemnified Person in connection therewith constituted Material Misconduct.

9.2          Indemnification.

[a]           Except to the extent that Material Misconduct on the part of an Indemnified Person shall have given rise to the matter at issue, the Company shall indemnify and hold such Indemnified Person harmless from and against any loss, expense, damage or injury suffered or sustained by such Indemnified Person by reason of any actual or threatened claim, demand, action, suit or proceeding (civil, criminal, administrative or investigative) in which such Indemnified Person may be involved, as a party or otherwise, by reason of its actual or alleged management of, or involvement in, the affairs of the Company.  This indemnification shall include, but not be limited to: (i) payment as incurred of reasonable attorneys fees and other out-of-pocket expenses incurred in investigating or settling any claim or threatened action (where, in the case of a settlement, such settlement is approved by the Board of Managers), or incurred in preparing for, or conducting a defense pursuant to, any proceeding up to and including a final non-appealable adjudication; (ii) payment of fines, damages or similar amounts required to be paid by an Indemnified Person; and (iii) removal of liens affecting the property of an Indemnified Person.

[b]           Indemnification payments shall be made pursuant to this Section 9.2 only to the extent that the Indemnified Person is not entitled to receive (or will not in any event receive) from a third party equal or greater indemnification payments in respect of the same loss, expense, damage or injury.  In the event, however, that the Board of Managers determine that an Indemnified Person would be entitled to receive indemnification payments from the Company but for the operation of the preceding sentence, the Board of Managers may cause the Company to advance indemnification payments to the Indemnified Person (with repayment of such advance to be secured by the Indemnified Person’s right to receive indemnification payments from the applicable third party).

[c]           As a condition to receiving an indemnification payment pursuant to this Section 9.2, an Indemnified Person shall execute an undertaking in form and substance acceptable to the Board of Managers in their reasonable discretion providing that, in the event it is subsequently determined that such Person was not entitled to receive such payment (whether by virtue of such Person’s Material Misconduct or otherwise), such Person shall return such payment to the Company promptly upon demand therefor by any Member.

[d]           Notwithstanding the foregoing provisions of this Section 9.2, the Company shall be under no obligation to indemnify an Indemnified Person from and against any reduction in the value of such Person’s interest in the Company that is attributable to losses, expenses, damages or injuries suffered by the Company or to any other decline in the value of the Company’s assets.

[e]           The indemnification provided by this Section 9.2 shall not be deemed to be exclusive of any other rights to which any Indemnified Person may be entitled under any agreement, as a matter of law, in equity or otherwise.

9.3          Insurance.

[a]           The Company shall obtain and keep in force officers and directors liability insurance insuring the officers, employees and Managers of the Company against claims by third parties as to their activities for and on behalf of the Company, unless the Board of Managers determines in good faith that there is sufficient insurance coverage for such Persons under the separate insurance coverage maintained by CDI and MEC.  The specific coverages, limits of liability and other terms of such insurance shall be determined by the Board of Managers in their reasonable discretion.

[b]           The Company shall carry general business and liability insurance in such form and amounts as are determined from time to time by the Board of Managers.  Unless the non-MEC Sub members of the Board of Managers determine otherwise, MEC shall be obligated to procure such insurance on behalf of the Company; provided, however, that the Company shall be obligated either to pay for such insurance directly or to reimburse MEC for MEC’s costs in procuring such insurance.

ARTICLE 10
GENERAL PROVISIONS

10.1        Meetings.  Meetings of the Members may be called by any Member as well as by the Board of Managers.  Any such meeting shall be held at a reasonable time and place on not less than two (2) nor more than sixty (60) days notice, which notice shall include an agenda of items to be considered at the meeting.  Reasonable accommodation shall be made for any Member that elects to attend a meeting via telephonic or similar means pursuant to which all Persons attending the meeting can hear one another.  No action may be taken at a meeting of the Members without the unanimous vote or consent of all of the Members.  Minutes of the meeting shall be prepared at the direction of the Board of Managers.  Except as specifically provided in this Agreement, there shall be no requirement of annual or periodic meetings of the Members or Board of Managers within the meaning of the Act.

10.2        Action Without a Meeting of All Members.

[a]           Any action of the Members may be taken by written consent of all of the Members required for such action under this Agreement.

[b]           A Member may authorize another Person to vote or otherwise act on its behalf through a written proxy or power of attorney.

[c]           In order to facilitate the determination of whether any action of the Members has been taken by or with the consent of the requisite number or percentage of the Members under this Agreement, the Board of Managers may adopt, from time to time upon not less than ten (10) days notice to the Members, reasonable procedures for establishing the Members of record entitled to vote, consent or otherwise take action on any matter; provided, however, that any date as of which Members of record is determined shall not precede the date of the related action by more than sixty (60) days.

10.3        Entire Agreement.  This Agreement, together with the Auxiliary Agreements and the Business Plan, contains the entire understanding among the Members, CDI and MEC concerning the subject matter thereof and supersedes any prior written or oral agreement among them respecting the Company and such matters.  There are no representations, agreements, arrangements, or understandings, oral or written, among the Members, CDI and MEC relating to the Company which are not fully expressed in this Agreement or the Auxiliary Agreements or the Business Plan.

10.4        Amendments.

[a]           Except as otherwise provided in this Section 10.4, this Agreement may be amended, in whole or in part, only through a written amendment executed by all of the Members, CDI and MEC.  Each Member, CDI and MEC shall be promptly notified of any amendment to this Agreement made pursuant to this Section 10.4.

[b]           Except with regard to amendments otherwise specifically required under this Agreement, there shall be no amendment to this Agreement except as authorized by Sections 10.4[a] or 10.4[d].  Without limitation of the foregoing, and subject to Section 2.1(b), there shall be no amendment that: (i) increases a Member’s obligation to make capital contributions to the Company or (ii) imposes personal liability upon a Member for any debts or obligations of the Company unless, in each case, the amendment is consented to by such Member.

[c]           An Assignee shall not, solely by virtue of its status as such, have any right to consent or withhold consent in respect of an amendment to this Agreement.

[d]           Notwithstanding the foregoing provisions of this Section 10.4, the Board of Managers may, without the consent of the other Members, amend this Agreement in any manner determined by the Board of Managers to be necessary or advisable to reflect the admission of an Additional Member in accordance with this Agreement, comply with applicable law, supply a missing term or provision, or resolve an ambiguity in the existing terms and provisions of this Agreement.  The Board of Managers shall not have the authority under this Section 10.4(d) to amend this Agreement in a manner that is materially adverse to any Member;

provided, however, that a Member’s right to object to an amendment pursuant to this Section 10.4(d) on the grounds that such amendment is materially adverse to such Member shall expire at the Close of Business on the thirtieth (30th) day following notice to such Member of such amendment.

10.5        Governing Law.  The interpretation and enforceability of this Agreement and the rights and liabilities of the Members, CDI and MEC as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with limited liability company operating agreements entered into and wholly performed in Delaware by residents of  Delaware.  To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law.

10.6        Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

10.7        Counterparts; Binding upon Members and Assignees.  This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not a signatory to the original or to the same counterpart.  In addition, to the maximum extent permitted by applicable law and without limitation on any other rights of the Members or the Company, a non-Member shall become bound as an Assignee under this Agreement if such Person holds an interest in the Company and seeks to exercise, assert, confirm or enforce any of its rights as an Assignee under this Agreement or the Act.

10.8        Survival of Certain Obligations.  Except as specifically provided in this Agreement, or to the extent specifically approved by the Board of Managers (which approval may be withheld by the Board of Managers in their sole and absolute discretion), as applicable, a Member, CDI and MEC shall continue to be subject to all of its obligations to make capital contributions or other payments arising under this Agreement (including obligations attributable to a breach of this Agreement), as well as its obligations to maintain the confidentiality of information pursuant to Section 6.3 and to provide information pursuant to Section 6.4, without regard to any Transfer of all or any portion of such Member’s Interest or any event that terminates such Member’s status as such or the Termination of the Company.  Each Member’s Capital Commitment shall terminate at the time of the final Termination of the Company under the Act, but such termination shall not release a Defaulting Member from obligations arising under Section 2.4.

10.9        No Third Party Beneficiaries.  Except with regard to the Company’s obligation to Indemnified Persons as set forth in Article 9, the provisions of this Agreement are not intended to be for the benefit of or enforceable by any Third Party and shall not give rise to a right on the part of any Third Party to (i) enforce or demand enforcement of a Member’s Capital Commitment, obligation to return distributions, or obligation to make other payments to the Company as set forth in this Agreement or (ii) demand that the Company or the Board of Managers issue any capital call.

10.10      Notices, Consents, Elections, Etc.  All notices, consents, agreements, elections, amendments, and approvals provided for or permitted by this Agreement or otherwise relating to the Company shall be in writing and signed copies thereof shall be retained with the books of the Company.

[a]           Notice to Members.  Except as otherwise specifically provided in this Agreement, notice to a Member shall be deemed duly given upon the earliest to occur of the following: (i) personal delivery to such Member, to the address set forth on Schedule A for such Member, or to any other address which such Member has provided to the Company for purposes of this Section 10.10(a); (ii) the Close of Business on the third day after being deposited in the United States mail, registered or certified, postage prepaid and addressed to such Member at the address set forth on Schedule A for such Member, or at any other address which such Member has provided to the Company for purposes of this Section 10.10(a); (iii) the Close of Business on the first business day after being deposited in the United States with a nationally recognized overnight delivery service, for next Business Day delivery, with delivery charges prepaid and addressed as provided in the preceding clause; or (iv) actual receipt by such Member via any other means (including public or private mail, electronic mail, facsimile, telex or telegram); provided, however, that notice sent via electronic mail shall be deemed duly given only when actually received and opened by the Member to whom it is addressed.  Notices to CDI shall be provided as set forth above to the address of CDI Sub.  Notices to MEC shall be provided as set forth above to the address of MEC Sub.

[b]           Notice to the Company.  Notice to the Company shall be deemed duly given when clearly identified as such and duly given to the Board of Managers in accordance with the procedures set forth in Section 10.10(a).

10.11      No Usury.  Notwithstanding any provision of this Agreement to the contrary, the rate of interest charged by the Company to any Member in connection with an obligation of the Member to the Company shall not exceed the maximum rate permitted by applicable law.  To the extent that any interest otherwise paid or payable by a Member to the Company shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the payor Member).

10.12      Dispute Resolution.

[a]           Forum and Venue.  Any litigation involving any controversy or claim arising out of or relating to this Agreement or the Auxiliary Agreements or Business Plan shall be brought and prosecuted solely in the Courts of the State of Delaware or the United States District Court for the District of Delaware sitting in Wilmington, Delaware, and in such appellate courts having jurisdiction over appeals from such courts.  The Company, CDI, CDI Sub, MEC and MEC Sub (i) consent to the exclusive jurisdiction and venue of the aforesaid courts; (ii) shall not assert forum inconvenience or any other similar defense to the jurisdiction and venue of such courts; and (iii) waive the right to trial by jury in any such litigation.  If needed to enforce a decision made by a court in Delaware, litigation may be commenced and prosecuted in any other courts having jurisdiction.

[b]           Fees and Costs.  The prevailing party or parties in any proceeding arising out of or relating to this Agreement shall be reimbursed by the party or parties who do not prevail for their reasonable third party or out of pocket attorneys, accountants and experts fees and related third party or out of pocket expenses and for the costs of such proceeding.  The court shall be asked to direct the amounts to be paid and the party to pay the expenses and costs.  In the event that two or more parties are deemed liable for a specific amount payable or reimbursable under this Section 10.12(b), such parties shall be jointly and severally liable therefor.

10.13      Cure of Breaches.  In the event of any breach by CDI, CDI Sub, MEC, MEC Sub or the Company of any provision of this Agreement or of any Auxiliary Agreement or the Business Plan, the party claiming the breach shall give reasonable notice thereof to the others within a reasonable time after becoming aware of such breach or such other notice as required under the Auxiliary Agreement or the Business Plan.  The alleged breaching party shall have, unless otherwise specifically provided in this Agreement or such Auxiliary Agreement or the Business Plan, a period of thirty (30) days from receipt of such notice to cure the alleged breach; provided that if the alleged breach cannot reasonably be cured within such period of time, but such breach is susceptible of being cured it shall not be considered a breach so long as the alleged breaching party has begun and diligently pursues curing the alleged breach and completes the cure within not more than an additional thirty (30) days.

10.14      Remedies for Breach of this Agreement.

[a]           General.  Except as otherwise specifically provided in this Agreement, the remedies set forth in this Agreement are cumulative and shall not exclude any other remedies to which a Person may be lawfully entitled.

[b]           Specific Performance.  Without limiting the rights and remedies otherwise available to the Company, CDI, MEC or any Member, each Member, CDI and MEC hereby: (i) acknowledges that the remedy at law for damages resulting from its default under Article 3, or Sections 6.3, 6.4 or 10.14 is inadequate; and (ii) consents to the institution of an action for specific performance of its obligations in the event of such a default in accordance with Section 10.12[a] above.

[c]           Exercise of Discretion by the Board of Managers.  In determining what action, if any, shall be taken against a Member in connection with such Member’s breach of this Agreement, the Board of Managers shall seek to obtain the best result for the Company and the non-breaching Members.  In the event a Member violates the terms of this Agreement, such Member shall not be entitled to claim that the Company or any of the other Members is precluded, on the basis of any fiduciary or other duty arising in respect of such Member’s status as such, from seeking any of the penalties or other remedies permitted under this Agreement or applicable law.

10.15      Timing.  All dates and times specified in this Agreement are of the essence and shall be strictly enforced.  Except as otherwise specifically provided in this Agreement, all actions that occur after the Close of Business on a given day shall be deemed for purposes of this Agreement to have occurred at 9:00 a.m. on the following day.  In the event that the last day for the exercise of any right or the discharge of any duty under this Agreement would otherwise be a day that is not a business day, the period for exercising such right or discharging such duty shall be extended until the Close of Business on the next succeeding business day.

10.16      Status Under the Act.  This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act.

10.17      Partnership for Tax Purposes.  As set forth in Section 1.1, the Members hereby form the Company as a limited liability company under the Act.  The Members expressly do not intend hereby to form a partnership under the laws of any State but intend that the Company shall be treated as a partnership for tax purposes.

10.18      Miscellaneous.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; any actual waiver shall be contained in a writing signed by the party against whom enforcement of such waiver is sought.  This Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties.

10.19      No Grant.  Except as set forth on Schedule B, each Member and its Affiliates retains and has not granted to the Company or the other Member or its Affiliates any rights to its intellectual property or other assets.

10.20      General Usage.  The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Except where the context clearly requires to the contrary: (i) all references in this Agreement to designated Articles are to the designated Articles and other subdivisions of this Agreement; (ii) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word “or” shall not be applied in its exclusive sense; (iv) “including” shall mean “including, without limitation”; (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (vi) references to “$” or “dollars” shall mean the lawful currency of the United States; (vii) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (viii) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (ix) references to “days” shall mean calendar days; references to “business days” shall mean all days other than Saturdays, Sundays and days that are legal holidays in the State of Delaware; (x) references to monthly or annual anniversaries shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); and (xi) days, business days and times of day shall be determined by reference to local time in Wilmington, Delaware.

ARTICLE 11

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

Act shall mean the Delaware Limited Liability Company Act, Title 6, Delaware Code Ann., Section 18-101 et seq., as amended.

Additional Member shall mean any Person, other than a Substitute Member, admitted to the Company as a Member after the date first above written.

ADW shall mean advance deposit wagering.

ADW Content Rights shall mean solely for purposes of ADW all wagering, audio, video, data and replay rights related to horse racing or dog racing whether distributed through internet, wireless, telephone, satellite, television, broadband, mobile or video streaming.

ADW Export Content shall mean CDI and MEC’s  and their Affiliates’ ADW Content Rights sold or distributed or sublicensed to Third Parties.

ADW Import Content shall mean ADW Content Rights acquired from Third Parties for ADW by CDI ADW and XpressBet or for sublicensing or other resale to Third Parties.

Affiliate shall mean, with respect to any Person, any other Person with regard to which the Person is directly or indirectly Controlling, Controlled by or commonly Controlled with.

Agreement shall mean this Operating Agreement of TrackNet Media Group, LLC, a Delaware limited liability company, including all schedules and exhibits hereto, as amended from time to time in accordance with the terms hereof.

Allocation Percentage shall mean, for each Member, the percentage specified for such Member on Schedule A.

Asset Transfer and Contribution Agreement shall mean the Asset Transfer and Contribution Agreement of even date herewith between HRTV Entity and Horse Racing TV, Inc., a wholly owned subsidiary of MEC, as thereafter amended.

Assignee shall mean a Person that has acquired all or any portion of an Interest (including by means of a Transfer permitted under Article 7), but that has not been admitted as a Member.

Auxiliary Agreements shall mean the following agreements entered into or to be entered into between CDI and MEC as provided in this Agreement:

(a)  HRTV Entity Limited Liability Company Operating Agreement of even date herewith, as thereafter amended;

(b)  CDI/MEC Content Exchange Agreement;

(c)  Asset Transfer and Contribution Agreement;

(d)  Any other agreement entered into between CDI and MEC or by CDI or MEC for the benefit of the other which is designated as an Auxiliary Agreement.

Bank shall mean the bank selected by the Board of Managers from time to time (or any successor entity thereto).

Bankruptcy shall mean, with respect to a Member: (i) an assignment of all or substantially all of the assets of such Member for the benefit of its creditors generally; (ii) the commencement of any bankruptcy or insolvency case or proceeding against such Member which shall continue and remain unstayed and in effect for a period of 60 consecutive days; (iii) the filing by such Member of a petition, answer or consent seeking relief under any bankruptcy, insolvency or similar law; or (iv) the occurrence of any other event that is deemed to constitute bankruptcy for purposes of the Act.

Beneficial Owner shall mean, with respect to a Member, any Person that holds an equity interest in such Member, either directly or indirectly through a nominee or agent or through one or more intervening entities qualifying as partnerships, grantor trusts or S corporations, in each case as determined for Federal income tax purposes.

Best Efforts shall mean commercially reasonable good faith efforts that a prudent person would use under similar circumstances without being required to expend an unreasonable amount of funds when considering the benefit likely to be attained.

Board of Managers shall mean the individuals appointed by the Members as the Managers as provided in this Agreement , taken together or acting unanimously, as appropriate.

Broadband and Mobile Rights shall mean, other than with respect to ADW, all audio, video, data and replay rights related to horse racing or dog racing for purposes that are unrelated to ADW and are distributed through any broadband or mobile technologies, including the internet, wireless technologies, or any other on-line system or computer network, now known or hereafter devised.  For purposes of greater clarity, an entity which has been granted a license to Broadband and Mobile Rights (but not ADW Content Rights) shall not be permitted to present or exploit the Broadband and Mobile Rights if such presentation or exploitation contains, includes, references, or is in any way associated with, wagering, or the promotion or advertising of wagering, in any manner.  By way of example, a website which has been granted a license to Broadband and Mobile Rights (but not ADW Content Rights) shall not be permitted to advertise, promote, or utilize a click-through to any ADW platform or service.

Business shall have the meaning given it in Section 1.3(b).

Business Plan shall mean the initial business plan adopted and approved by CDI, CDI Sub, MEC, MEC Sub and the Board of Managers simultaneously with entering into this Agreement, as thereafter updated, modified or amended by the Board of Managers.

Capital Account shall mean, for each Member, a separate account that is:

(a)           Increased by: (i) the amount of such Member’s Capital Contribution and (ii) allocations of Profit to such Member pursuant to Article 3;

(b)           Decreased by: (i) the amount of cash distributed to such Member by the Company, (ii) the Fair Market Value of any other property distributed to such Member by the Company (determined as of the time of distribution, without regard to Section 7701(g) of the Code, and net of liabilities secured by such property that the Member assumes or to which the Member’s ownership of the property is subject) and (iii) allocations of Loss to such Member pursuant to Article 3;

(c)           Revalued in connection with any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f); and

(d)           Otherwise adjusted so as to conform to the requirements of Sections 704(b) and (c) of the Code and the Treasury Regulations issued thereunder.

Capital Commitment shall mean the cash and personal property committed by CDI Sub and MEC Sub to be contributed to the Company.

Capital Contribution shall mean, for any Member, the sum of the net amount of cash and the Fair Market Value of any other property (determined as of the time of contribution, without regard to Section 7701(g) of the Code, and net of liabilities secured by such property that the Company assumes or to which the Company’s ownership of the property is subject) contributed by such Member to the capital of the Company.  The term “capital contribution” (where not capitalized) shall mean any contribution to the capital of the Company valued in accordance with the rules set forth in the preceding sentence.  For purposes of this Agreement, each capital contribution shall be deemed to have been made at the later of: (i) the Close of Business on the due date of such capital contribution as determined in accordance with this Agreement; or (ii) the Close of Business on the date on which such capital contribution is actually received by the Company.

CDI ADW shall mean any advance deposit wagering service that is Controlled by CDI.

CDI/MEC Content Exchange Agreement shall mean the Content Exchange Agreement of even date herewith between CDI and MEC, as thereafter amended.

CDI Outlets shall mean CDI Controlled wagering outlets, including CDI ADW and CDI Tracks.

CDI Premium Content shall mean with respect to Churchill Downs Racetrack: Kentucky Derby Day, Kentucky Oaks Day, Stephen Foster Day, Derby Trial Day; with respect to Arlington Park: Arlington Million Day; with respect to Fair Grounds Race Course: Louisiana Derby Day, Louisiana Champions Day; and with respect to Calder Race Course: Summit of Speed Day and Festival of the Sun Day.  CDI may from time to time elect to (i) replace a CDI Premium Content day with another day, and (ii) designate up to ten (10) additional days and/or special wagering products as CDI Premium Content.  Any such election shall take effect upon the giving of written notice to MEC, and the definition of CDI Premium Content shall thereafter be deemed amended.

CDI Premium ADW Content shall mean the ADW Content Rights with respect to CDI Premium Content, provided, however, that all video rights with respect to the Kentucky Derby are excluded.

CDI Premium Point to Point Content shall mean the Point to Point Content Rights with respect to CDI Premium Content

CDI Premium Rebate Content shall mean the Rebate Content Rights with respect to CDI Premium Content, provided, however, that all video rights with respect to the Kentucky Derby are excluded.

CDI Tracks shall mean race tracks and off track betting facilities Controlled by CDI.

Change of Control Transaction shall mean with respect to a Person the first to occur of the following events:

(a)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then-outstanding voting interests of the Person (the “Outstanding Voting Interests”);

(b)  the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Person or the acquisition of assets of another entity (a “Transaction”), in each case, unless immediately following such Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Interests immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding voting interest of the company resulting from such Transaction (including, without limitation, an entity which as a result of such transaction owns the Person or all or substantially all of the Person’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the Outstanding Voting Interests, (ii) no Person (excluding any employee benefit plan (or related trust) of the subject Person or such entity resulting from such Transaction) beneficially owns, directly or indirectly, 50% or more of the Outstanding Voting Interests resulting from such Transaction, except to the extent that such ownership existed prior to the Transaction, and (iii) at least a majority of the members of the governing body of the company resulting from such Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the governing body of the Person providing for such Transaction; or

(c)  approval by the equity owners of such Person of a complete liquidation or dissolution of the Person.

Notwithstanding anything to the contrary contained in this Agreement, a Change of Control Transaction shall be deemed not to have occurred as a result of any transaction or group of transactions that result in direct or indirect voting control of the applicable Person being transferred to any one or more of the Stronach Trust, Frank Stronach, members of Frank

Stronach’s immediate family (i.e. spouse and children), or any of their respective heirs or any subsidiaries or other entities Controlled by any of the foregoing.

Close of Business shall mean 5:00 p.m., local time, in Wilmington, Delaware.

Code shall mean the United States Internal Revenue Code of 1986, as amended.

Company shall mean TrackNet Media Group, LLC, a Delaware limited liability company.

Control and derivatives thereof such as “Controlled” or “Controlling”, shall mean, (i) with respect to any racetrack or off-track betting facility, the ability to conduct the day-to-day wagering operations of such race track or facility, directly or through a lease, management agreement or other contractual arrangement; and (ii) with respect to any Person (including CDI ADW and XpressBet), (a) the beneficial ownership of 50% or more of the then outstanding voting interests of the Person, or (b) the power to direct the principal business management and activities of the Person, whether through ownership of voting interests, by agreement or otherwise.

Deadlock shall mean the inability to reach agreement on an issue or matter material to the Company.

Defaulting Member shall have the meaning set forth in Section 2.4.

Derivative Company Interest shall mean any actual, notional or constructive interest in, or right in respect of, the Company (other than a Member’s total interest in the capital, profits and management of the Company) that, under Treasury Regulation Section 1.7704-1(a)(2), is treated as an interest in the Company for purposes of Section 7704 of the Code.  Pursuant to the foregoing, “Derivative Company Interest” shall include any financial instrument that is treated as debt for Federal income tax purposes and (i) is convertible into or exchangeable for an interest in the capital or profits of the Company or (ii) provides for one or more payments of equivalent value.

Dissolution or Dissolved shall mean, with respect to a legal entity other than a natural person, that such entity has “dissolved” within the meaning of the partnership, corporation, limited liability company, trust or other statute under which such entity was organized.

Employee Costs shall mean the actual cash salary, other cash compensation, and other cash expense directly attributable to an employee, including base salary, bonus, FICA, FUTA, health benefits, life and disability benefits and retirement benefits, but specifically shall not include any non-cash compensation such as equity grants or stock options.

Fair Market Value shall have the meaning set forth in Section 5.14(c).

Fiscal Year shall mean the period from January 1 through December 31 of each year (unless otherwise required by law).

GAAP shall mean United States generally accepted accounting principles, consistently applied.

HRTV shall mean the television network operated by the Members pursuant to the Limited Liability Company Operating Agreement of HRTV Entity which broadcasts, transmits or displays horse racing and related activities.

HRTV Entity shall mean HRTV, LLC.

Hub Distributor shall mean a simulcasting facility which receives Point to Point Content Rights in a given jurisdiction and has the sole or exclusive responsibility, under the laws or regulations of that jurisdiction, to redistribute such Point to Point Content Rights to other simulcasting facilities within that jurisdiction.

iTV shall mean any application which enhances traditional television exploitation by enabling ADW, provided that such application is limited to cable television (including traditional television provided by telephone companies) and direct broadcast or satellite service television.

Indemnified Person shall mean CDI, MEC, each Member and each equityholder, member, director, officer, employee, or agent of CDI, MEC, or a Member.  In addition, “Indemnified Person” shall mean any Manager or officer of the Company.  A Person that has ceased to hold a position that previously qualified such Person as an Indemnified Person shall be deemed to continue as an Indemnified Person with regard to all matters arising or attributable to the period during which such Person held such position.

Initial Term shall have the meaning given to it in Section 8.2.

Interest shall mean, for each Member, such Member’s rights, duties and interest in respect of the Company in such Member’s capacity as such (as distinguished from any other capacity such as employee, debtor or creditor) and shall include such Member’s right, if any, to vote on Company matters, or receive distributions as well as such Member’s obligation, if any, to provide services, make capital contributions or take any other action.  In the case of an Interest held by an Assignee, such Interest shall be limited in the manner set forth in Section 7.4.

Manager shall mean each Person listed on Schedule A as such, for so long as such Person does not become a Removed Manager.

Material Misconduct shall mean, with respect to an Indemnified Person, gross negligence, willful and material breach of this Agreement, fraud, or the commission of a felony (except in the case of a felony where the Indemnified Person reasonably believed that no such felony would occur in consequence of such Indemnified Person’s action or inaction, as the case may be).  For purposes of the preceding sentence: (i) an Indemnified Person shall be deemed to have acted in good faith and without negligence with regard to any action or inaction that is taken in accordance with the advice or opinion of an attorney, accountant or other expert advisor so long as such advisor was selected with reasonable care and the Indemnified Person made a good faith effort to inform such advisor of all the facts pertinent to such advice or opinion; and (ii) an Indemnified Person’s reliance upon the truth and accuracy of any written statement, representation or warranty of a Member shall be deemed to have been reasonable and in good faith absent such Indemnified Person’s actual knowledge that such statement, representation or warranty was not, in fact, true and accurate.

MEC Outlets shall mean MEC Controlled wagering outlets, including XpressBet and MEC Tracks.

MEC Premium Content shall mean with respect to Gulfstream Park: Donn Handicap Day, Florida Derby Day, Sunshine Millions Day; with respect to Santa Anita: Santa Anita Handicap Day, Santa Anita Derby Day, Sunshine Millions Day; with respect to Laurel Park: Maryland Millions Day, Frank DeFrancis Memorial Day; with respect to Lone Star: Lone Star Derby Day; and with respect to Pimlico: Preakness Day, Black-eyed Susan Day.  MEC may from time to time elect to (i) replace a MEC Premium Content day with another day, and (ii) designate up to ten (10) additional days and/or special wagering products as MEC Premium Content.  Any such election shall take effect upon the giving of written notice to CDI, and the definition of MEC Premium Content shall thereafter be deemed amended.

MEC Premium ADW Content shall mean the ADW Content Rights with respect to MEC Premium Content, provided, however, that all video rights with respect to the Preakness are excluded.

MEC Premium Point to Point Content shall mean the Point to Point Content Rights with respect to MEC Premium Content.

MEC Premium Rebate Content shall mean the Rebate Content Rights with respect to MEC Premium Content, provided, however, that all video rights with respect to the Preakness are excluded.

MEC Tracks shall mean race tracks and off track betting facilities Controlled by MEC.

Member shall mean any Person (i) listed on Schedule A as a Member or (ii) admitted to the Company pursuant to the terms of this Agreement as an Additional Member or a Substitute Member, but in each case only if such Person has not become a Withdrawn Member.  A Member shall not cease to be a Member or lose its non-economic rights in respect of the Company solely by virtue of having Transferred to one or more Persons its entire economic interest in the Company.  Except where the context requires otherwise, a reference in this Agreement to “the Members” shall mean all of the Members (taken together or acting unanimously, as appropriate).

Member Nonrecourse Deduction shall mean an item of loss, expense or deduction attributable to a nonrecourse liability of the Company for which a Member bears the economic risk of loss within the meaning of Treasury Regulation Section 1.704-2(i).

Minimum Gain of the Company shall, as provided in Treasury Regulation Section 1.704-2, mean the total amount of gain the Company would realize for Federal income tax purposes if it disposed of all assets subject to nonrecourse liability for no consideration other than full satisfaction thereof.

Nonrecourse Deduction shall mean an item of loss, expense or deduction (other than a Member Nonrecourse Deduction) attributable to a nonrecourse liability of the Company within the meaning of Treasury Regulation Section 1.704-2(b).

Permanent Incapacity shall mean, with respect to an individual, that such individual suffers a mental or physical disability which, as of the time of determination, renders such individual incapable of performing such individual’s duties under this Agreement and is substantially certain to continue to render such individual incapable of performing such duties for a continuous period of at least six months following the date of determination.

Person shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.

Point to Point Content Rights shall mean all wagering, audio, video, data and replay rights related to horse racing or dog racing for purposes of pari-mutuel wagering at a race track or other location which constitutes a simulcasting facility (i.e., a race track, off track betting facility or other fixed “brick and mortar” facility open to the general public) for use at such receiving location.

Point to Point Export Content shall mean CDI and MEC’s and their Affiliates’ Point to Point Content Rights sold, distributed or sublicensed to Third Parties for Point to Point Simulcasting.

Point to Point Import Content shall mean Point to Point Content Rights acquired from Third Parties for use by CDI and MEC Tracks or for sublicensing or other resale to Third Parties.

Point to Point Simulcasting shall mean the distribution, transmission or receipt of Point to Point Content Rights.

Principal Office shall have the meaning set forth in Section 1.4.

Profit and Loss or Profits and Losses means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i)            all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii)           any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii)          any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv)          gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v)           in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi)          notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.1[b] shall not be taken into account in computing Profit or Loss.

Real Property Lease shall mean the Real Property Sublease Agreement which may be entered into between CDI and the Company, as thereafter amended.

Rebating shall mean the practice by an entity that conducts ADW of providing volume based incentives (i) exceeding two percent (2%) of the total handle wagered through such entity, or (ii) to any ADW customer in excess of four percent (4%) of the total handle wagered by such ADW customer.

Rebate Content Rights shall mean all wagering, audio, video, data, and replay rights related to horse racing or dog racing for purposes of Rebating.

Rebate Export Content shall mean CDI and MEC’s and their Affiliates’ Rebate Content Rights sold or distributed or sublicensed to Third Parties.

Rebate Import Content shall mean Rebate Content Rights acquired from Third Parties for use by CDI and MEC or for sublicensing or other resale to Third Parties.

Receiving Location shall mean a simulcast facility which receives Point to Point Content Rights from a Hub Distributor.

Removed Manager shall  be a Manager who has been removed pursuant to Section 5.15 of this Agreement.

Securities Act shall mean the United States Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

State shall mean any constituent state of the United States, as well as the District of Columbia.

Substitute Member shall mean a transferee of all or a portion of a Member’s Interest that becomes a Member and succeeds, to the extent of the Interest transferred, to the rights and powers and becomes subject to the restrictions and liabilities of the transferor Member.

Tax Matters Partner shall mean the Member identified as such, from time to time, by the Members.  The initial Tax Matters Partner shall be CDI Sub, and CDI Sub and MEC Sub shall alternate serving as the Tax Matters Partner each calendar year.

Tax Percentage shall have the meaning set forth in Section 4.1(a)(ii).

Television Fees shall have the meaning set forth in Section 5.3.

Television Rights shall mean, other than with respect to Point to Point Simulcasting, all audio, video, data and replay rights related to horse racing or dog racing for purposes of traditional television exploitation, including by means of UHF and VHF television broadcast, cable television, “over-the-air” television, subscription television, pay television, pay per view television, iTV, video on demand television, hotel and other institutional service television, satellite master antennae television (SMATV), multi-channel multi-point distribution services television (MMDS), and direct broadcast satellite service, provided however Television Rights shall not include Broadband and Mobile Rights.

Term shall have the meaning set forth in Section  1.2.  Where not capitalized, “term” shall mean the entire period of the Company’s existence, including any period of winding-up and liquidation following the Dissolution of the Company pursuant to Article  8.

Termination shall mean, with respect to a legal entity other than a natural person, that such entity has Dissolved, completed its process of winding-up and liquidation, and otherwise ceased to exist.

Territory shall mean the United States and Canada and whatever additional geographic region, if any, as the Board of Managers shall determine from time to time.

Third Party shall mean any person or entity other than CDI, CDI Sub, MEC or MEC Sub, or any entity Controlled by CDI or MEC, respectively.

Transfer shall mean any direct or indirect sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage, hypothecation or other disposition, whether voluntary or involuntary.

Treasury Regulation shall mean a regulation issued by the United States Treasury Department and relating to a matter arising under the Code.

United States shall mean the United States of America.

Updated Capital Account shall mean, with respect to a Member, such Member’s Capital Account determined as if, immediately prior to the time of determination, all of the Company’s assets had been sold for Fair Market Value and any previously unallocated Profits or Losses had been allocated pursuant to Article 3.

Wagering Security and Integrity Standards shall mean those standards approved by the Board of Managers for the wagering security and integrity operations of the Company and Third Parties.

Withdrawal Event shall have the meaning set forth in Section 7.3.

Withdrawn Member shall have the meaning set forth in Section  7.3.

XpressBet shall mean any advance deposit wagering service that is Controlled by MEC.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By:
Name:
Title:

CD CONTENTCO HC, LLC

By:
Name:
Title:

MAGNA ENTERTAINMENT CORP.

By:
Name:
Title:

By:
Name:
Title:

MEC CONTENT HOLDCO LLC

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

MEMBER INFORMATION

Name and Contact Information	Allocation Percentage	Initial Capital Commitment
CD CONTENTCO HC, LLC; Attn: President 700 Central Avenue Louisville, Kentucky 40208	50	$300,000

MEC CONTENT HOLDCO LLC; Attn: President 337 Magna Drive Aurora, Ontario L4G 7K1 Canada	50	$300,000

Before the beginning of each quarter the Board of Managers shall determine the capital needed by the Company for such quarter and will provide a notice of this determination to each Member specifying the amount and time of the contribution for such additional capital (to be borne by CDI Sub and MEC Sub in proportion to their Allocation Percentages).  Both CDI Sub and MEC Sub must make the contribution required by such capital call on the indicated due date, and delinquent amounts shall bear interest at a floating rate equal to the prime rate as announced from time to time by the Bank, compounded daily.

MANAGERS

William Carstanjen.

Joseph DeFrancis.

James E. Gay

Michael Neuman.

SCHEDULE B

Licensed Rights

A.            From the date of the Agreement through the end of the Term, each of CDI and MEC and their Affiliates shall, for all race meets of each of its race tracks that commence during the Term, (i) exclusively license to the Company under the terms of the Agreement such track’s ADW Content Rights, Point to Point Content Rights and Rebate Content Rights, and (ii) grant to the Company the exclusive right to sublicense such track’s respective ADW Content Rights, Point to Point Content Rights and Rebate Content Rights, to any Third Party worldwide, or any direct or indirect sublicensee of a Third Party, in the case of (i) and (ii) subject to the contractual obligations existing as of the date hereof as set forth on Schedule C.  For greater clarity the preceding sentence is not intended to limit the ability of any Member and its Affiliates to use their own ADW Content Rights, Point to Point Content Rights and Rebate Content Rights, or use as a permitted licensee the ADW Content Rights, Point to Point Content Rights or Rebate Content Rights of the other Member and its Affiliates, (i) with respect to CDI ADW or XpressBet or (ii) with respect to the CDI Tracks or MEC Tracks, all as more fully set forth in the CDI/MEC Content Exchange Agreement.

B.            From the date of the Agreement through the end of the Term, CDI and MEC and their Affiliates grant and license to the Company the right to conduct the following activities, as the sole and exclusive agent for CDI and MEC and their Affiliates, subject to the contractual obligations existing as of the date hereof as set forth on Schedule C:

1.                   Conduct the acquisition of ADW Content Rights from all Third Parties worldwide for ADW worldwide by CDI ADW and XpressBet

2.                       Conduct the acquisition of Point to Point Content Rights from all Third Parties worldwide for Point-to-Point Simulcasting worldwide at CDI Tracks and MEC Tracks.

3.                   Conduct the acquisition of Rebate Content Rights from all Third Parties worldwide for Rebating worldwide by CDI and MEC.

4.                   Sublicense any Third Party Point to Point Content Rights, ADW Content Rights or Rebate Content Rights made available to CDI, MEC or any of their Affiliates.

5.                       Sublicense CDI and MEC ADW Content Rights to Third Parties worldwide for ADW worldwide.

6.                   Sublicense CDI and MEC Point to Point Content Rights to Third Parties worldwide for Point-to-Point Simulcasting worldwide.

7.                   Sublicense CDI and MEC Rebate Content Rights to Third Parties worldwide for Rebating worldwide.

8.                       Conduct the acquisition of Television Rights and Broadband and Mobile Rights from all Third Parties worldwide for:

a.  use by HRTV Entity worldwide

b.  sublicensing outside the Territory as the Board of Managers may determine

9.                       Sublicense CDI, MEC and Third Party Television Rights and Broadband and Mobile Rights to Third Parties worldwide; provided, however, that each of CDI and MEC shall be permitted to sublicense directly its own Broadband and Mobile Rights to Third Parties worldwide.

SCHEDULE C

Existing Contractual Obligations

Date of Expiration
Churchill Downs Incorporated
ODS Technologies (dba TVG Network) — Hoosier	March 13, 2007
ODS Technologies (dba TVG Network) — Churchill Downs	March 14, 2007
ODS Technologies (dba TVG Network) — Fair Grounds	March 30, 2007
ODS Technologies (dba TVG Network) — Arlington	August 6, 2007
ODS Technologies (dba TVG Network) — Calder	April 15, 2008

New York City OTB	December 31, 2007
Western Region OTB	December 31, 2007
Southern Region OTB	December 31, 2007
Catskills Regional OTB	December 31, 2007
Capital Regional OTB	December 31, 2007
Nassau Regional OTB	December 31, 2007

Nevada Pari-Mutuel Association	March 31, 2009

Customary Simulcast Agreements for Fair Grounds’ 2006/2007 Meet	April 30, 2007

Magna Entertainment Corp.

Ladbroke Xtra	December 31, 2007
SIS	December 31, 2007
Admiral Bet Shops	August 31, 2007
Wettpunk Bet Shops	Month to Month

Youbet	30 day notice given anytime after May 1, 2007
AmericaTAB	April 22, 2007
Philly PhoneBet	April 22, 2007
Connecticut OTB	April 22, 2007

Customary Simulcast Agreements for the following:

Gulfstream Park’s 2007 Meet	April 22, 2007
Santa Anita Park’s 2006-07 Meet	April 22, 2007
Golden Gate Field’s 2006-07 Meet	February 11, 2007
Laurel Park’s 2006-07 Meet	April 15, 2007
Portland Meadows’ 2006-07 Meet	May 5, 2007
The Meadows 2006-07 Meet	September 1, 2007
Remington Park’s 2007 Spring Quarterhorse Meet	June 31, 2007
Magna Racino	December 31, 2007

CDI and MEC

Racing World	April 15, 2009

The above contractual obligations of CDI and MEC shall not be renewed or extended after the date of this Agreement, except Racing World may be extended upon approval of the Board of Managers.